Exhibit 7.03
Execution Copy
CREDIT AGREEMENT
dated as of
July 26, 2006
by and among
COX ENTERPRISES, INC.,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent for the Lenders

CITIBANK, N.A. and WACHOVIA CAPITAL MARKETS, LLC
Syndication Agents

LEHMAN BROTHERS INC. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH
Documentation Agents

J.P. MORGAN SECURITIES INC.	CITIGROUP GLOBAL MARKETS INC.	WACHOVIA CAPITAL MARKETS, LLC
Joint Lead Arrangers and Joint Bookrunners

COX ENTERPRISES, INC.

i

List of Exhibits

Exhibit 1.01	-	Alternate Currency Lenders and Alternate Currency Commitments

Exhibit 2.01(a)	-	Revolving Commitments

Exhibit 2.02(f)(iv)	-	Eurocurrency Liabilities (Regulation D)

Exhibit 2.11	-	Existing Letters of Credit

Exhibit 6.01	-	List of Unrestricted Subsidiaries

Exhibit 6.03	-	List of Actions Pending

Exhibit 7.01(a)	-	Opinion of the Company’s Counsel addressed to the Lenders

Exhibit 7.01(b)	-	Officer’s Certificate

Exhibit 9.01(d)	-	List of Liens and Security Interests

Exhibit 13.07(c)	-	Assignment and Assumption

          THIS CREDIT AGREEMENT, made as of the 26th day of July, 2006, is among COX ENTERPRISES, INC. (the “Company”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders (hereinafter in such capacity called the “Administrative Agent”).
          The Company has requested the Lenders to extend Commitments (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) under which the Company may obtain extensions of credit in an aggregate principal or face amount at any time outstanding not greater than $2,250,000,000, as such amount may be increased or decreased pursuant to this Agreement (of which up to $200,000,000 may be in the form of letters of credit). The proceeds of the Borrowings made and the letters of credit issued hereunder will be used by the Company as provided in Article V.
          The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
          Section 1.01 Defined Terms. As used in this Agreement, the following words and terms shall have the respective meanings indicated opposite each of them:
          “Additional Letter of Credit” shall mean a letter of credit issued hereunder by an Issuing Lender on or after the date hereof.
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agreement” shall mean this Credit Agreement, as the same may be amended from time to time.
          “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Floating Rate in effect on such day; or (b) the Federal Funds Borrowing Rate in effect for such day plus 1/2 of 1%. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Floating Rate or the Federal Funds Borrowing Rate shall be effective on the effective date of such change in the Floating Rate or the Federal Funds Borrowing Rate.
          “Alternate Base Rate Loans” shall mean those Loans which may be made under this Agreement and which are described in Section 2.02(c)(i) on which the Company shall pay interest at a rate based on the Alternate Base Rate.
          “Alternate Base Rate Margin” for any date shall be zero unless the Margin Percentage with respect to the Eurodollar Rate for such date exceeds 1.00%; and if the Margin Percentage with respect to the Eurodollar Rate for such date exceeds 1.00%, the Alternate Base Rate Margin for such date will be the Margin Percentage with respect to the Eurodollar Rate for such date less 1.00%.

          “Alternate Currency” shall mean as to each Alternate Currency Lender, British pounds sterling, Japanese yen, Canadian dollars or the Euro.
          “Alternate Currency Borrowing” shall mean a borrowing by the Company made under Section 2.06 or continued under Section 2.08 consisting of simultaneous Loans from the Alternate Currency Lenders under each such Lender’s Alternate Currency Commitment.
          “Alternate Currency Commitment” shall mean, as to any Alternate Currency Lender, the commitment, if any, of such Lender to make Alternate Currency Loans hereunder up to the Dollar equivalent of the principal amount set forth as to such Lender on Exhibit 1.01; provided that in no event shall the Dollar equivalent of the aggregate principal amount of all Alternate Currency Loans outstanding at any time ever exceed $300,000,000.
          “Alternate Currency Lender” shall mean a Lender listed on Exhibit 1.01 (as such exhibit may be modified from time to time by the Administrative Agent to include the Alternate Currency Commitment of any additional Lender which has notified the Administrative Agent and the Company of its willingness to make Alternate Currency Loans up to the amount of such Alternate Currency Commitment).
          “Alternate Currency Loan” shall mean a Loan made pursuant to Section 2.06 hereof.
          “Alternate Currency Majority Lenders” shall mean, for the period from the date hereof to and including the Revolving Credit Termination Date, Alternate Currency Lenders having more than 50% of the Alternate Currency Commitments and, for the period after the Revolving Credit Termination Date until such time as the Conventional Revolving Loans and the Alternate Currency Loans are paid in full, Alternate Currency Lenders having more than 50% of the aggregate principal amount of Alternate Currency Loans outstanding (calculated in its Dollar equivalent).
          “Applicable Revolver Percentage” shall mean, with respect to any Lender at any time, the percentage of the aggregate amount of the Revolving Commitments represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Revolver Percentage shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
          “Approved Fund” shall mean (a) any entity (whether a corporation, partnership, trust or otherwise) that is primarily engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is Controlled by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is Controlled by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Arrangers” shall mean J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC.
          “Assignment and Assumption” shall have the meaning specified in Section 13.07(c).
          “Borrowing” shall mean an Alternate Currency Borrowing or a Conventional Revolving Borrowing.

          “Borrowing Date” shall mean a date upon which a Borrowing or Discretionary Revolving Loan is to be made under Article II.
          “Borrowing Pro Rata Share” shall mean, with respect to any Lender as to any Borrowing of Conventional Revolving Loans, a fraction (expressed as a percentage rounded upward, if necessary, to the nearest whole multiple of 0.000000001%) (A) the numerator of which shall be the amount of such Lender’s Commitment for such Loans (less, in the case of a Borrowing of Conventional Revolving Loans only, the principal amount of Alternate Currency Loans (each calculated in its Dollar equivalent) outstanding to such Lender at such time) and (B) the denominator of which shall be the aggregate amount of all Lenders’ Commitments for such Loans (less, in the case of a Borrowing of Conventional Revolving Loans only, the aggregate principal amount of all outstanding Alternate Currency Loans (each calculated in its Dollar equivalent) at such time).
          “Business Day” shall mean a day when the Administrative Agent is open for business and:
          (a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
          (b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;
          (c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
          (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
          “Closing Date” shall mean July 26, 2006.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Commitments” shall mean the Revolving Commitments and the Alternate Currency Commitments, as such Commitments may be increased or reduced from time to time pursuant to the terms of this Agreement.
          “Commitment Fees” shall have the meaning specified in Section 4.03.
          “Commitment Fee Rate” shall have the meaning specified in the definition of “Margin Percentage”.

          “Consolidated Debt” shall mean, without duplication, all Debt of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, and including guaranties of indebtedness for borrowed money or for the deferred purchase price of Property and obligations under or with respect to standby letters of credit of the Company and the Restricted Subsidiaries, but only to the extent such liabilities for guaranties or standby letters of credit in the aggregate exceed $50,000,000; provided, however, that for purposes of this definition, Consolidated Debt shall not include (a) guaranties by the Company or any Restricted Subsidiary of overdrafts of any Restricted Subsidiary, which occur in the ordinary course of business and remain outstanding for a period not to exceed seven Business Days; (b) Debt of a FIN 46 Entity that (i) would not be shown as a liability on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP except for the application of FIN 46(R) and (ii) is not guaranteed by, and does not otherwise constitute Debt of, the Company or any of its Restricted Subsidiaries (provided that if such Debt of a FIN 46 Entity is guaranteed by or otherwise constitutes Debt of the Company or any of its Restricted Subsidiaries, only that portion so guaranteed or that constitutes such Debt shall be included in Consolidated Debt); (c) liabilities in respect of Hybrid Equity Securities for amounts reflecting the Hybrid Equity Attribution (if any); and (d) any purchase accounting adjustments that do not include any monetary obligation of the Company or any Restricted Subsidiary. For purposes of computing the Leverage Ratio, such computation shall exclude any effect on the Company’s or any Restricted Subsidiary’s debt securities or Indexed Securities in respect of the accounting for all derivative financial instruments in accordance with GAAP, including derivative financial instruments that may be embedded in the Company’s or any Restricted Subsidiary’s debt securities or Indexed Securities and freestanding derivative financial instruments used by the Company or any Restricted Subsidiary for hedging purposes, but such computation shall in any event include the original principal amount and any accreted principal amount of such debt securities and Indexed Securities. The effect on the computation of the Leverage Ratio pursuant to the prior sentence that may be excluded in respect of the accounting for all derivative financial instruments in accordance with GAAP includes: (i) entries associated with the mark-to-market of all freestanding and embedded derivative financial instruments classified as a component of the Company’s or any Restricted Subsidiary’s debt securities or Indexed Securities in the consolidated balance sheet of the Company and (ii) entries to record and accrete additional debt discount that may arise from the bifurcation of derivative financial instruments embedded in the Company’s or any Restricted Subsidiary’s debt securities or Indexed Securities.
          “Consolidated Interest Expense” shall mean, as of the last day of any fiscal quarter of the Company for the period of four fiscal quarters then ended, the sum of (i) interest expense, after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to interest rate swaps, caps and floors or other similar agreements, and (ii) capitalized interest expense, in each case of the Company and its Restricted Subsidiaries, all on a consolidated basis determined in accordance with GAAP (but in any event including all interest and dividends paid in such period in respect of any Hybrid Equity Securities and excluding any interest expense and dividends of a FIN 46 Entity); provided that for purposes of this definition, interest expense shall exclude any effect on interest expense in respect of the accounting for all derivative financial instruments in accordance with GAAP, including derivative financial instruments that may be embedded in the Company’s or any Restricted Subsidiary’s debt securities or Indexed Securities and freestanding derivative financial instruments that may be used by the Company or any Restricted Subsidiary for hedging purposes. The effect on interest expense that may be excluded in respect of the accounting for all derivative financial instruments in accordance with GAAP includes: (i) entries to record noncash interest expense (or income) associated with the mark-to-market of freestanding and embedded derivative financial instruments, (ii) noncash interest expense associated with the accretion of additional debt discount that may arise from the bifurcation of derivative financial instruments embedded in the Company’s or any Restricted Subsidiary’s debt securities or Indexed Securities, and (iii) noncash interest expense (or income) that may arise if the

Company’s or any Restricted Subsidiary’s hedging strategies become ineffective, as determined in accordance with GAAP.
          “Consolidated Net Worth” shall mean total assets of the Company and all Restricted Subsidiaries less all liabilities of the Company and all Restricted Subsidiaries, as determined in accordance with GAAP (but in any event including all liabilities in respect of Hybrid Equity Securities); provided, that (a) liabilities in respect of Hybrid Equity Securities shall exclude amounts reflecting the Hybrid Equity Attribution (if any), (b) liabilities in respect of any defined benefit pension plan and other post-retirement benefits shall be determined in accordance with GAAP as in effect on the date of this Agreement and (c) assets and liabilities of any FIN 46 Entity shall be excluded.
          “Consolidated Operating Cash Flow” shall mean, as of the last day of any fiscal quarter of the Company for the period of four fiscal quarters then ended, the sum of (i) operating income of the Company and its Restricted Subsidiaries except operating income attributable to FIN 46 Entities (less actual cash payments for broadcast program rights and cash dividends and other cash distributions to the holders of minority interests in the Company’s Restricted Subsidiaries except FIN 46 Entities), to the extent otherwise reflected in operating income before giving effect to depreciation, amortization (including amortization in respect of broadcast program rights), other non-cash charges and equity in earnings (losses) of unconsolidated investees on a consolidated basis and non-recurring one-time charges, all calculated as if any Restricted Subsidiary or business that has been presented as discontinued operations in the Company’s consolidated financial statements but that has not been sold or disposed of as of the last day of such four fiscal quarter period had been presented as part of continuing operations, and (ii) cash dividends and cash distributions, other than extraordinary distributions, for such period from FIN 46 Entities and from unconsolidated investees of the Company and its Restricted Subsidiaries, on a consolidated basis, minus, without duplication, (iii) the amount of cash payments in respect of items that were originally reflected in operating income (whether in such period or any earlier period) as non-cash charges; provided that Incentive Compensation Plan Expense shall not be included in the calculation of Consolidated Operating Cash Flow.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Conventional Revolving Borrowing” shall mean a Borrowing of Conventional Revolving Loans made by the Company under Section 2.01(a), as converted or continued under Section 2.08.
          “Conventional Revolving Loans” shall have the meaning specified in Section 2.01(a).
          “Counsel for the Company” shall mean Dow Lohnes PLLC.
          “Cox Family” shall include those certain trusts commonly referred to as the Dayton-Cox Trust A, the Barbara Cox Anthony Atlanta Trust, the Anne Cox Chambers Atlanta Trust, Barbara Cox Anthony, Garner Anthony, Anne Cox Chambers, and the estates, executors and administrators, and lineal descendants of the above-named individuals, any private foundation or other charitable entity of which the above-described individuals constitute a majority of the trustees, directors or managers, and any corporation, partnership, limited liability company, trust or other entity in which the above-named trusts or above-described individuals and the estates, executors and administrators, and lineal descendants of the above-named individuals in the aggregate have a direct or indirect beneficial interest or voting control of greater than 50%.

          “Debt” shall mean with respect to any Person and without duplication (i) indebtedness for borrowed money or for the deferred purchase price of Property in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person directly or indirectly assures a creditor against loss, and (ii) the capitalized portions of obligations under leases which shall have been or should have been, in accordance with GAAP, recorded as capital leases.
          “Declining Lender” shall have the meaning specified in Section 2.13.
          “Default Rate” shall mean a rate per annum (for the actual number of days elapsed, based on a year of 365 or 366 days, as the case may be) which shall be equal to the lesser of (i) in the case of a Conventional Revolving Loan, the Alternate Base Rate plus the Alternate Base Rate Margin plus 1% or the Highest Lawful Rate, (ii) in the case of an Alternate Currency Loan, the Eurocurrency Rate plus the applicable Margin Percentage plus 1% or the Highest Lawful Rate, (iii) in the case of a Discretionary Revolving Loan, the Negotiated Rate plus 1% or the Highest Lawful Rate, and (iv) in the case of LC Disbursements, the Alternate Base Rate plus the Alternate Base Rate Margin plus 1% or the Highest Lawful Rate.
          “Depositary” shall have the meaning specified in Section 13.03.
          “Discretionary Alternate Currency” shall mean any lawful currency other than Dollars which is freely transferable and convertible into Dollars.
          “Discretionary Revolving Loan Interest Period” shall mean the period which shall commence on the Borrowing Date with respect to a Discretionary Revolving Loan and shall end on a date which shall be agreed to by the Company and the Lender, by telephone (to be promptly confirmed in writing by the Company); provided that no Discretionary Revolving Loan Interest Period shall extend beyond the Revolving Credit Termination Date.
          “Discretionary Revolving Loans” shall have the meaning specified in Section 2.05(a).
          “Documentation Agents” shall mean Lehman Brothers Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch.
          “Dollars” and “$” shall mean lawful currency of the United States of America.
          “EMU” shall mean economic and monetary union as contemplated in the Treaty on European Union.
          “EMU Legislation” shall mean legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “EURIBO Rate” shall mean, for any Interest Period, the rate appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 11:00 a.m.,

London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euros are offered by the principal office of any of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Loans comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.06).
          “Euro” shall mean the single currency of Participating Member States of the European Union.
          “Eurocurrency Loans” shall mean Alternate Currency Loans which may be made under this Agreement on which the Company shall pay interest at a rate based on the Eurocurrency Rate.
          “Eurocurrency Rate” shall mean, for any Interest Period for each Eurocurrency Loan comprising part of the same Borrowing, an interest rate per annum equal to (a) in the case of any Loan denominated in any Alternate Currency other than Euro, the rate per annum (rounded upward if necessary to the nearest whole multiple of 1/100 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in the applicable Alternate Currency at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in the applicable Alternate Currency are offered by the principal office of any of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Loans comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, subject, however, to the provisions of Section 2.06 and (b) in the case of any Loan denominated in Euros, the EURIBO Rate.
          “Eurodollar Event” or “Eurocurrency Event” shall have the meaning specified in Section 2.02(d)(i).
          “Eurodollar Loans” shall mean those Loans which may be made under this Agreement and which are described in Section 2.02(c)(ii) on which the Company shall pay interest at a rate based on the Eurodollar Rate.
          “Eurodollar Rate” for any Interest Period shall mean, for each Eurodollar Loan comprising part of a Borrowing, an interest rate per annum equal to the per annum rate appearing on Moneyline Telerate Markets Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the

Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Euro Unit” shall mean the currency unit of the Euro.
          “Event of Default” shall mean any of the events specified in Article X; provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Issuing Lender, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder:
          (a) taxes that are imposed on or measured by its overall net income by the United States;
          (b) taxes that are imposed on or measured by its overall net income or profits (and franchise taxes imposed on or measured by income, earnings or retained earnings) by (i) the state or foreign jurisdiction in or under the laws of which it is organized or any political subdivision thereof, (ii) the state or foreign jurisdiction of its principal office or Lending Office, or (iii) any state or foreign jurisdiction solely as a result of a current or former connection between it and such jurisdiction (other than any such connection arising solely from its having executed, delivered or performed its obligations or received payment under, or enforced, this Agreement, the Loans or the Letters of Credit) or any political subdivision thereof;
          (c) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which it is located, or any political subdivision thereof; and
          (d) in the case of a Foreign Lender, any U.S. withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office, but only to the extent greater than the amount of any Indemnified Taxes to which such Foreign Lender would be entitled at the time of such designation) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.04.
          “Existing Credit Agreements” shall mean (a) the Amended and Restated Five-Year Credit Agreement dated as of December 3, 2004, as amended pursuant to the First Amendment to the Amended and Restated Five-Year Credit Agreement dated as of March 17, 2006, by and among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wachovia Bank, National Association, as co-syndication agent, Bank of America, N.A., as co-syndication agent, J.P. Morgan Securities Inc., as co-lead arranger and joint bookrunner, and Wachovia Capital Markets, LLC, as co-lead arranger and joint bookrunner and (b) the Credit Agreement dated as of December 3, 2004, as amended pursuant to the First Amendment to the Credit Agreement dated as of March 17, 2006, by and among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, Lehman Commercial Paper Inc., as syndication agent, Citigroup Global Markets Inc., as joint lead arranger and joint bookrunner, Lehman Brothers Inc., as joint lead arranger and joint bookrunner, and J.P. Morgan Securities Inc., as joint lead arranger and joint book runner.
          “Existing Letters of Credit” shall mean the letters of credit issued by an Issuing Lender (or its predecessor) before the date hereof, outstanding on the date hereof and listed in Exhibit 2.11.

          “Federal Funds Borrowing Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Federal Funds Rate Loans” shall mean those Loans which may be made under this Agreement and which are described in Section 2.02(c)(iii) on which the Company shall pay interest at a rate based on the Federal Funds Borrowing Rate.
          “Financial Institution” shall mean an entity which regularly engages in one or more of the following activities: making loans, issuing letters of credit or purchasing loans or loan commitments or interests in loans, loan commitments or letters of credit.
          “FIN 46 Entity” shall mean any entity that is required to be consolidated with the Company for financial reporting purposes pursuant to FIN 46(R).
          “FIN 46(R)” shall mean FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” published January 2003 by the Financial Accounting Standards Board, as the same may be amended from time to time.
          “Floating Rate” shall mean, as of a particular date, the prime rate most recently determined by JPMCB. Without notice to the Company or any other Person, the Floating Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate, with each such change to be effective as of the date of each change in such prime rate. The Floating Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. JPMCB may make commercial loans or other loans at rates of interest at, above or below the Floating Rate.
          “Foreign Lender” shall mean any Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code).
          “GAAP” shall mean generally accepted accounting principles in the United States of America.
          “Highest Lawful Rate” shall mean the maximum nonusurious interest rate, if any, that at any applicable time may be contracted for, taken, reserved, charged or received on any Loan, LC Disbursement or on the other amounts which may be owing to any Lender pursuant to this Agreement (including, without limitation, pursuant to Section 2.05) under the laws applicable to such Lender and this transaction.
          “Hybrid Equity Attribution” shall mean, on any day in respect of all Hybrid Equity Securities then outstanding, the lesser of (a) the higher equity attribution for such Hybrid Equity Securities as determined by either S&P or Moody’s and (b) 15% of the aggregate amount of all Debt, Hybrid Equity Securities and consolidated shareholders’ equity of the Company and its Restricted Subsidiaries determined (without double-counting) on a consolidated basis in accordance with GAAP (but eliminating the effect of FIN 46(R)).

          “Hybrid Equity Securities” shall mean securities issued by the Company or by a special purpose entity which was formed for the purpose of issuing such securities and which has no other business or operating assets that (i) are classified at the time of issuance as possessing a minimum of “intermediate equity content” by S&P and “Basket C equity content” by Moody’s (or, in each case, any subsequent, substantially comparable classification), (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 180 days after the date that is, at the time of issuance of such securities, the scheduled termination date of the Commitments and final maturity date for the Loans (whichever is later) and (iii) are not guaranteed by, and do not otherwise constitute Debt of, any Restricted Subsidiary of the Company other than any such special purpose entity.
          “Incentive Compensation Plan Expense” shall mean charges for expenses, whether accrued or paid, under long-term incentive compensation plans and unit appreciation plans in effect on July 1, 2006, as amended thereafter from time to time.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Index Debt” shall mean senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.
          “Indexed Securities” shall mean securities or financial contracts of the Company issued and outstanding from time to time whose fair value is derived from an index, such as the trading price of another referenced security.
          “Interest Election Request” shall mean a request by the Company to convert or continue a Borrowing in accordance with Section 2.08.
          “Interest Payment Date” shall mean the last day of each Interest Period.
          “Interest Period” shall mean, with respect to each Eurodollar Loan and Eurocurrency Loan hereunder, the period commencing on the Borrowing Date of such Loan or the date such Borrowing is continued or converted from another type of Borrowing and ending one, two, three or six months or, if available to all Lenders, one or two weeks thereafter, as the Company may select in the Notice of Conventional Revolving Borrowing, Notice of Alternate Currency Borrowing or Interest Election Request; provided that (i) no Interest Period with respect to Conventional Revolving Loans or an Alternate Currency Loan shall extend beyond the Revolving Credit Termination Date, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that with respect to Eurodollar Loans or Eurocurrency Loans, any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day only if such Business Day does not fall in another month, and in the event the next succeeding Business Day falls in another month, the Interest Period for such Eurodollar Loan or Eurocurrency Loan shall be accelerated so that such Interest Period shall end on the next preceding Business Day and (iii) any Interest Period of one month or more that begins on a day for which there is no numerically corresponding day in the last month of such Interest Period shall end on the last Business Day of the last month of such Interest Period. In no event shall there be more than 10 Interest Periods in effect at any one time.
          “Investment” shall have the meaning specified in Section 9.05.
          “Issuing Lender” shall mean, with respect to any Letter of Credit, JPMCB or a bank or other legally authorized Person selected by or acceptable to the Administrative Agent and the Company, in its capacity as issuer of such Letter of Credit, and its successors in such capacity as provided in Section

2.11(i). Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate executing this Agreement as Issuing Lender, in its capacity as issuer of Letters of Credit hereunder.
          “JPMCB” shall mean JPMorgan Chase Bank, N.A., a national banking association having its principal offices located at 270 Park Avenue, New York, New York 10017.
          “LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit.
          “LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Revolver Percentage of the total LC Exposure at such time.
          “LC Participation Fee” shall have the meaning specified in Section 4.04.
          “Lender Affiliate” shall mean, with respect to any Lender, an Affiliate of such Lender or an Approved Fund.
          “Lenders” shall mean the Persons listed on Exhibit 2.01(a), each such Lender’s respective successors (which successors shall include any entity resulting from a merger or consolidation) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
          “Lending Office” shall mean, with respect to any Lender, (i) as to a Conventional Revolving Loan, its principal office in the city identified with such Lender, in Section 13.02, or (ii) as to an Alternate Currency Loan, the office identified as its lending office for Alternate Currency Loans as set forth in its Administrative Questionnaire or, in each case, such other office or branch of such Lender as it shall designate in writing from time to time to the Company.
          “Letter of Credit” shall mean any Existing Letter of Credit or Additional Letter of Credit.
          “Leverage Ratio” shall mean, at any time, the ratio of (a) Consolidated Debt (less the aggregate amount of cash and cash equivalents of the Company and its Restricted Subsidiaries representing the unused proceeds of securities issued after the date hereof to refinance Debt obligations scheduled to mature within 90 days) as of the last day of the fiscal quarter most recently ended for which financial statements shall have been delivered to the Lenders pursuant to Section 8.02 to (b) Pro Forma Consolidated Operating Cash Flow for the period ending on such day.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sales agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Loans” shall mean Conventional Revolving Loans (in each case whether Federal Funds Rate Loans, Alternate Base Rate Loans or Eurodollar Loans), Alternate Currency Loans (Eurocurrency Loans) and Discretionary Revolving Loans.

          “Majority Lenders” shall mean (a) until expiration or termination of the Revolving Commitments, Lenders having more than 50% of the Revolving Commitments and (b) after expiration or termination of the Revolving Commitments, Lenders having more than 50% of the aggregate outstanding Loans (in the case of Alternate Currency Loans or Discretionary Revolving Loans payable in Discretionary Alternate Currencies, calculated in its Dollar equivalent) and LC Exposure.
          “Margin Percentage” shall mean at any date that percentage (a) to be added to the Eurodollar Rate, the Federal Funds Borrowing Rate or the Eurocurrency Rate, as appropriate, pursuant to Section 2.02(c)(ii), Section 2.02(c)(iii) or Section 2.02(c)(iv) for purposes of determining the per annum rate of interest applicable from time to time to Federal Funds Rate Loans, Eurodollar Loans and Eurocurrency Loans and (b) to be used in computing the Commitment Fee Rate pursuant to Section 4.03, set forth under the appropriate column below opposite the Category corresponding to the Company’s corporate credit ratings by S&P or Moody’s, respectively, on such date:
Margin Percentage

		Eurodollar/	Federal Funds
		Eurocurrency	Borrowing	Commitment
Category	Ratings	Rate	Rate	Fee Rate
1	≥A-/A3	0.350%	0.475%	0.070%
2	BBB+/Baa1	0.450%	0.575%	0.080%
3	BBB/Baa2	0.500%	0.625%	0.100%
4	BBB-/Baa3	0.625%	0.750%	0.125%
5	BB+/Ba1	0.875%	1.000%	0.175%
6	<BB+/Ba1	1.250%	1.375%	0.225%
          For purposes of the foregoing, (i) if either S&P or Moody’s shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Margin Percentage shall be based upon the rating of the other rating agency; (ii) if the ratings established or deemed to have been established by S&P and Moody’s for the Company shall fall within different Categories from one another and such difference shall be one ratings level, the Margin Percentage shall be based on the Category corresponding to the higher of the two ratings; (iii) if the ratings established or deemed to have been established by S&P and Moody’s for the Company shall fall within different Categories from one another and such difference shall be two ratings levels or more, the Margin Percentage shall be based on the Category corresponding to the rating at midpoint or, if there is no midpoint rating, the rating which is one level lower than the higher rating, and (iv) if the ratings established or deemed to have been established by S&P or Moody’s for the Company shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Margin Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, or if any such rating agency shall cease to be in the credit rating business, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Margin Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation.
          “Margin Stock” shall mean “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System.
          “Material Adverse Effect” shall mean a material adverse effect on the business, properties or financial condition of the Company and its Restricted Subsidiaries on a consolidated basis or on the ability of the Company to perform its obligations under this Agreement.
          “Maximum Permissible Rate” shall have the meaning specified in Section 13.05.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “National Currency Unit” shall mean the Unit of currency (other than a Euro Unit) of a Participating Member State.
          “Negotiated Rate” shall mean, in the case of any Discretionary Revolving Loan, the rate of interest per annum quoted by the applicable Lender to, and accepted by, the Company at the time of the applicable borrowing request hereunder as the rate such Discretionary Revolving Loan shall bear for the requested Discretionary Revolving Loan Interest Period.
          “Notice of Conventional Revolving Borrowing” shall have the meaning specified in Section 2.01(c).
          “Notice of Alternate Currency Borrowing” shall have the meaning specified in Section 2.06(b).
          “Officer’s Certificate” shall mean a certificate signed in the name of the Company by either its Chief Executive Officer, its President, one of its Vice Presidents or its Treasurer.
          “Other Taxes” shall mean all present or future stamp, registration or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement, the Loans or the Letters of Credit.
          “Participating Member State” shall mean each state so described in any EMU legislation.
          “PBGC” shall have the meaning specified in Section 6.12.
          “Permitted Lien” shall mean any Lien permitted pursuant to Section 9.01.
          “Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, bank, trust, unincorporated organization, government or any department or agency thereof or other entity.
          “Plan” shall mean any employee pension benefit plan within the meaning of Title IV of ERISA which is either (i) maintained for employees of the Company, of any Subsidiary, or of any member of a “controlled group of corporations” or “combined group of trades or businesses under common control” as such terms are defined, respectively, in Sections 1563 and 414 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, of which the Company or any Subsidiary is a party, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company, any Subsidiary or any member of a “controlled group of corporations” or “combined group of trades or businesses under common control” defined as aforesaid, is at the time in question making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
          “Prepayment Pro Rata Share” shall mean, with respect to any Lender as to any prepayment of Conventional Revolving Loans or Alternate Currency Loans (calculated in its Dollar equivalent), a fraction (expressed as a percentage rounded upward, if necessary, to the nearest whole multiple of 0.000000001%) (A) the numerator of which shall be the principal amount of such Loans outstanding to such Lender at such time and (B) the denominator of which shall be the aggregate principal amount of such Loans outstanding to all Lenders at such time.
          “Principal Office” shall mean the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017.
          “Pro Forma Consolidated Operating Cash Flow” shall mean Consolidated Operating Cash Flow, excluding therefrom all Consolidated Operating Cash Flow attributable to any Restricted Subsidiary or business sold or otherwise disposed of other than in the ordinary course of business during any four fiscal quarter period in question as if such Restricted Subsidiary or business were not owned at any time during such four fiscal quarter period and including therein all Consolidated Operating Cash Flow attributable to any Restricted Subsidiary or business acquired other than in the ordinary course of business during any four fiscal quarter period in question as if such Restricted Subsidiary or business were at all times owned during such four fiscal quarter period.
          “Property” shall mean all types of real and personal property, whether tangible, intangible or mixed.
          “Quarterly Date” shall mean the last day of each March, June, September and December, beginning with September 30, 2006, or if any such date is not a Business Day, the respective Quarterly Date shall be the next succeeding Business Day.
          “Reference Bank” shall mean any of JPMCB, Citibank, N.A. and Wachovia Bank, National Association.
          “Register” shall have the meaning specified in Section 13.07(f).
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Prepayment Date” shall have the meaning specified in Section 2.02(d)(i).
          “Restricted Payment” shall have the meaning specified in Section 9.03.

          “Restricted Subsidiary” shall mean each Subsidiary other than those identified as Unrestricted Subsidiaries in Exhibit 6.01; provided that a Restricted Subsidiary may be designated by the Company as an Unrestricted Subsidiary or an Unrestricted Subsidiary may be redesignated by the Company as a Restricted Subsidiary if immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and the Company shall promptly deliver to the Administrative Agent notice of any such designation or redesignation; provided further that after the initial designation of an Unrestricted Subsidiary by the Company at any time, only three further redesignations of such Subsidiary shall be permitted, except, in the case of each of Manheim Automotive Financial Services, Inc. and Manheim Automotive Dealer Services, Inc., four redesignations shall be permitted.
          “Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Conventional Revolving Loans hereunder up to the principal amount set forth as to such Lender on Exhibit 2.01(a). The initial aggregate amount of the Revolving Commitments is $2,250,000,000.
          “Revolving Credit Termination Date” shall mean the fifth anniversary of the Closing Date as such date may be extended pursuant to Section 2.13.
          “S&P” shall mean Standard and Poor’s Ratings Group.
          “Significant Subsidiary” shall mean, as of any date of determination, any Restricted Subsidiary whose contribution to Consolidated Operating Cash Flow exceeded 10% of Consolidated Operating Cash Flow for each of the two fiscal quarters most recently ended or whose assets comprised more than 10% of the total assets of the Company and the Restricted Subsidiaries, on a consolidated basis, as of the last day of the fiscal quarter most recently ended.
          “SPC” shall have the meaning specified in Section 13.07(d).
          “Subsidiary” shall mean any Person of which more than 50% of the outstanding shares, having voting power under ordinary circumstances to elect a majority of the Board of Directors or other governing body of such Person, shall at the time be owned, directly or indirectly, by the Company, by any one or more Subsidiaries, or by the Company and one or more Subsidiaries. Notwithstanding the foregoing, any entity that is not a Subsidiary but would be required to be consolidated with the Company for financial reporting purposes as a result of the application of FIN 46(R) shall not be considered a “Subsidiary” for purposes of this Agreement.
          “Syndication Agents” shall mean Citibank, N.A. and Wachovia Capital Markets, LLC.
          “TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
          “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
          “Unrestricted Subsidiary” shall mean any Subsidiary so designated in accordance with the terms of this Agreement and shall include any subsidiary of any Subsidiary so designated.

          “Wholly Owned”, when used with respect to a Subsidiary, shall mean the beneficial ownership by the Company of 100% of the equity securities of such Subsidiary.
          Section 1.02 Redenomination of Certain Foreign Currencies. Each obligation of any party to this Agreement to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into the Euro at the time of such adoption (in accordance with the EMU Legislation).
          Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including real and personal property, cash, securities, accounts and contract rights.
          Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II.
THE LOANS
          Section 2.01 Conventional Revolving Loans.
          (a) Revolving Commitments. Subject to and upon the terms and conditions set forth in this Agreement, each Lender severally agrees to make revolving loans (collectively, the “Conventional Revolving Loans”) to the Company on any one or more Business Days on or after the date hereof and prior to the Revolving Credit Termination Date, up to an aggregate principal amount not exceeding at any one time outstanding an amount equal to (i) such Lender’s Revolving Commitment less (ii) the principal amount of all Alternate Currency Loans (each calculated in its Dollar equivalent on the Borrowing Date of such Conventional Revolving Loan) and Discretionary Revolving Loans outstanding to such Lender and the LC Exposure of such Lender at such time, if any; provided that in no event shall the aggregate outstanding principal amount of Conventional Revolving Loans, Discretionary Revolving Loans, Alternate Currency Loans (each calculated in its Dollar equivalent) and the aggregate LC Exposure ever exceed $2,250,000,000, as such amount may be increased or reduced pursuant to the terms of this Agreement. Each Conventional Revolving Borrowing shall be in an aggregate amount of not less than $2,000,000 and an integral multiple of $250,000. Subject to the foregoing, each Conventional Revolving Borrowing shall be made simultaneously from the Lenders according to their Borrowing Pro Rata Shares of the principal amount requested for each Conventional Revolving Borrowing and shall consist of Conventional Revolving Loans of the same type (e.g., Alternate Base Rate Loans, Federal Funds Rate Loans or Eurodollar Loans) with the same Interest Period from each Lender. Within such limits and during such period, the Company may borrow, repay and reborrow under this Section 2.01(a).
          (b) Repayment of Conventional Revolving Loans. The Company hereby unconditionally promises to pay to the Administrative Agent (i) on the Revolving Credit Termination Date, all outstanding Conventional Revolving Loans for account of the Lenders holding Conventional Revolving Loans and (ii) all outstanding Conventional Revolving Loans for account of a Declining Lender as provided in Section 2.13.
          (c) Conventional Revolving Loan Borrowing Procedures. Each Conventional Revolving Borrowing under Section 2.01(a) shall be made on at least (A) in the case of a Conventional Revolving Borrowing consisting of Alternate Base Rate Loans or Federal Funds Rate Loans, prior oral or written notice from the Company to the Administrative Agent by 10:00 a.m. (New York, New York time) on the same day as the requested borrowing (and the Administrative Agent shall prior to 12:00 noon (New York, New York time) provide oral or written notice of the requested borrowing to the Lenders and (B) in the case of a Conventional Revolving Borrowing consisting of Eurodollar Loans, three Business Days’ prior written or oral notice from the Company to the Administrative Agent by 10:00 a.m. (New York, New York time) (and the Administrative Agent shall, in the case of (B) above, upon receipt of such notice provide to each Lender prior oral or written notice by 11:30 a.m. (New York, New York time) on the date such notice is received by the Administrative Agent) (each such notice, a “Notice of Conventional Revolving Borrowing”); provided that with respect to each oral Notice of Conventional Revolving Borrowing, the Company shall deliver promptly to the Administrative Agent a confirmatory written Notice of Conventional Revolving Borrowing, and upon receipt of such notice, the Administrative Agent shall promptly notify each Lender of such notice in writing. Each Notice of Conventional Revolving Borrowing shall be irrevocable and shall (A) specify (v) the total principal amount of the proposed Conventional Revolving Borrowing, (w) whether the Conventional Revolving Borrowing will be comprised of Alternate Base Rate Loans, Federal Funds Rate Loans or Eurodollar Loans, (x) the applicable Interest Period (if any) for such Loans (which may not extend beyond the Revolving Credit Termination Date), (y) the Borrowing Date and (z) the bank account into which the funds with respect to such Conventional Revolving Borrowing shall be deposited, and (B) certify to the calculations demonstrating that the sum of the aggregate outstanding principal amount of Conventional Revolving Loans and the aggregate LC Exposure, after giving effect to such Conventional Revolving Borrowing, does not exceed the Revolving Commitments. If no election as to the type of Conventional Revolving Borrowing is specified, then the requested Conventional Revolving Borrowing shall consist of Alternate Base Rate Loans. If no Interest Period is specified with respect to any Conventional Revolving Borrowing consisting of Eurodollar Loans, then the Company shall be deemed to have selected the shortest permitted Interest Period. The Administrative Agent shall promptly give like notice to the other Lenders, and on the Borrowing Date each Lender shall make its share of the Conventional Revolving Borrowing available to the Administrative Agent at its Principal Office no later than 2:00 p.m. (New York, New York time) in immediately available funds.
          (d) Increase in Revolving Commitments. The Company from time to time may, by written notice to the Administrative Agent, request an increase in the aggregate Revolving Commitments on the following terms:

          (i) The aggregate amount of all such increases shall not exceed $500,000,000 (each of which shall be in a minimum amount of $25,000,000 or increments of $5,000,000 in excess thereof);
          (ii) No Lender will be obligated to provide or commit for any such increase;
          (iii) If one or more of the Lenders or other Persons reasonably satisfactory to the Administrative Agent and the Company are willing to commit to provide such increase, such increase will be effective on the date the Administrative Agent receives an amendment to this Agreement executed by the Company, the Administrative Agent and such Lender or other Person, adding, in the case of an existing Lender, such commitment to Exhibit 2.01(a) and, in the case of a Person not then already a Lender, confirming that such Person has become a Lender for all purposes of this Agreement;
          (iv) On the effective date of such amendment, each Lender or other Person committing to provide such increase shall fund Conventional Revolving Loans in an amount equal to its Applicable Revolver Percentage (after giving effect to such amendment) of the aggregate Conventional Revolving Loans outstanding immediately before giving effect to such amendment, and the proceeds of such funding shall be applied to repay on a pro rata basis the Conventional Revolving Loans outstanding before giving effect to such amendment (and Section 2.02(e) shall apply to such repayment); and
          (v) In connection with any such increase, the Company shall deliver to the Administrative Agent such documents as the Administrative Agent may reasonably require, including a favorable written opinion (addressed to the Administrative Agent and the Lenders) and other certificates and documents similar to those delivered on the Closing Date.
          Section 2.02 Delivery of Proceeds; Recordation of Loans; Interest.
          (a) Delivery; Records. The Administrative Agent shall pay or deliver the proceeds of each Borrowing to or upon the order of the Company. Each Lender shall keep accurate records as to the Loans made by it, including (A) the date and principal amount of each Loan, (B) the rate of interest applicable to such Loan, (C) each payment of principal thereon and (D) if such Loan is an Alternate Currency Loan, the currency in which such Loan is made; provided that the failure of such Lender to record such amounts, dates and rates shall not diminish or impair the Company’s obligation to repay all principal advanced and to pay all interest accruing under its Loans in accordance with the terms hereof.
          (b) Substitute Rate. Anything in this Agreement to the contrary notwithstanding, if at any time prior to the determination of the rate with respect to any proposed Loan (i) the Majority Lenders in their discretion shall determine with respect to Eurodollar Loans to be made or continued by them on the applicable Borrowing Date or continuation date or, with respect to Loans to be converted to Eurodollar Loans, on the applicable conversion date, that there is a reasonable probability that Dollar deposits will not be offered to such Lenders in the interbank eurodollar market for a period of time equal to the applicable Interest Period in amounts equal to the amount of each such Lender’s Eurodollar Loan in Dollars or that the Eurodollar Rate does not reflect the cost of funding by the Lenders or that adequate and fair means do not exist to be able to determine the Eurodollar Rate or (ii) the Alternate Currency Majority Lenders in their discretion shall determine with respect to Eurocurrency Loans to be made or continued by them on the applicable Borrowing Date or continuation date that there is a reasonable probability that deposits in such Alternate Currency will not be offered to such Lenders in the interbank domestic eurocurrency market for a period of time equal to the applicable Interest Period in amount equal to each such Lender’s Eurocurrency Loan in such Alternate Currency or that the Eurocurrency Rate does not reflect the cost of funding by the Lenders or that adequate and fair means do not exist to be able to determine the Eurocurrency Rate, then:
          (A) the Majority Lenders or the Alternate Currency Majority Lenders (acting through the Administrative Agent) or the Administrative Agent, as the case may be, shall give the Company notice thereof and in the case of subsection (ii) above, the Administrative Agent shall also give the Lenders notice thereof; and
          (B) Alternate Base Rate Loans or Federal Funds Rate Loans, as selected by the Company in accordance with Section 2.01(c) (or, if the Company does not provide timely notice of its selection, Alternate Base Rate Loans) shall be made in lieu of any Eurodollar Loans or Eurocurrency Loans that were to have been made at such time.
          (c) Interest. The Conventional Revolving Loans and Alternate Currency Loans shall bear interest as follows:
          (i) Each Alternate Base Rate Loan shall be made in Dollars and shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum (for the actual number of days elapsed, based on a year of 365 or 366 days, as the case may be) which shall be equal to the lesser of (A) the Alternate Base Rate plus the Alternate Base Rate Margin, or (B) the Highest Lawful Rate.
          (ii) Each Eurodollar Loan shall be made in Dollars and shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum (for the actual number of days elapsed, based on a year of 360 days) which shall be equal to the lesser of (A) the Eurodollar Rate plus the applicable Margin Percentage, or (B) the Highest Lawful Rate.
          (iii) Each Federal Funds Rate Loan shall be made in Dollars and shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum (for the actual number of days elapsed, based on a year of 360 days) which shall be equal to the lesser of (A) the Federal Funds Borrowing Rate plus the applicable Margin Percentage, or (B) the Highest Lawful Rate.
          (iv) Each Alternate Currency Loan shall be made in the Alternate Currency specified in the Notice of Alternate Currency Borrowing and shall bear interest on the unpaid principal amount thereof payable in such Alternate Currency from time to time outstanding at a rate per annum (for the actual number of days elapsed, based on a year of 360 days; provided that for British pounds sterling, and for any other Alternate Currency as to which a 365 or 366 day year, as the case may be, is customarily used as a basis for such calculation as to such Alternate Currency, then on a year of 365 or 366 days, as the case may be), which shall be equal to the lesser of (A) the Eurocurrency Rate plus the applicable Margin Percentage or (B) the Highest Lawful Rate.
          (v) Interest on the outstanding principal of each Loan shall accrue from and including the Borrowing Date for such Loan to but excluding the date such Loan is paid in full and shall be due and payable (A) on the Interest Payment Date for each Eurodollar Loan or Eurocurrency Loan and on each Quarterly Date for each Alternate Base Rate Loan or Federal Funds Rate Loan, (B) as to any Eurodollar Loan or Eurocurrency Loan having an Interest Period greater than three months, at the end of the third month of the Interest Period for such Loan, and (C) as to all Loans, at maturity, whether by acceleration or otherwise, or after notice of prepayment in accordance with Section 2.02(d)(i) or Section 3.01(c) hereof, on and after the

Required Prepayment Date or the applicable prepayment date, as the case may be, as specified in such notice.
          (vi) Past due principal, pursuant to acceleration, the Company’s failure to make a prepayment on the date specified in the applicable prepayment notice or otherwise, and to the extent permitted by applicable law, past due interest and (after the occurrence of an Event of Default) past due fees, pursuant to acceleration or otherwise, shall bear interest from their respective due dates, until paid, at the Default Rate.
          (d) Change of Law.
          (i) Anything in this Agreement to the contrary notwithstanding, if at any time any Lender in good faith determines (which determination shall be conclusive absent manifest error) that any change after the date hereof in any applicable law, rule or regulation or in the interpretation or administration thereof makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful (any of the above being described as a “Eurodollar Event” or “Eurocurrency Event”), for such Lender or its foreign branch or branches to maintain or fund any Loan in Dollars or in any Alternate Currency by means of Dollar or Alternate Currency deposits, as the case may be, obtained in the interbank eurodollar market, or interbank domestic eurocurrency market, in the case of Eurocurrency Loans, as the case may be, then, at the option of such Lender (to the extent practicable, after consultation with the Company as to its preference and after making a reasonable effort to give effect to such preference), the aggregate principal amount of each of such Lender’s Eurodollar Loans or Eurocurrency Loans, as the case may be, then outstanding, which Loans are directly affected by such Eurodollar Event or Eurocurrency Event, shall either (x) be prepaid in Dollars or in such Alternate Currency, as the case may be, or (y) be converted to a Loan of another type or in another Alternate Currency that, in each case, is not so directly affected by such Eurodollar Event or Eurocurrency Event, as the case may be. Any remaining obligation of such Lender hereunder to make Eurodollar Loans or Eurocurrency Loans in such Alternate Currency, as the case may be (but not Federal Funds Rate Loans, Alternate Base Rate Loans or Eurocurrency Loans in another Alternate Currency), shall be suspended for so long as such Eurodollar Event or Eurocurrency Event shall continue. Upon the occurrence of any Eurodollar Event or Eurocurrency Event, and at any time thereafter so long as such Eurodollar Event or Eurocurrency Event shall continue, such Lender may exercise its aforesaid option by giving written notice thereof to the Administrative Agent and the Company. Any prepayment of any Eurodollar Loan or Eurocurrency Loan, as the case may be, which is required under this Section 2.02(d) shall be made, together with accrued and unpaid interest and all other amounts payable to such Lender under this Agreement with respect to such prepaid Loan (including, without limitation, amounts payable pursuant to Section 2.02(e)), on the date stated in the notice to the Company referred to above, which date (“Required Prepayment Date”) shall be not less than 15 days (or such earlier date as shall be necessary to comply with the relevant law, rule or regulation) from the date of such notice. If any Eurodollar Loan or Eurocurrency Loan, as the case may be, is required to be prepaid under this Section 2.02(d), the Lenders agree that at the written request of the Company, the Lender that has made such Eurodollar Loan or Eurocurrency Loan, as the case may be, shall make a Loan of another type or in another Alternate Currency, as selected by the Company, that, in each case, is not so directly affected by such Eurodollar Event or Eurocurrency Event, as the case may be, on the Required Prepayment Date to the Company in the same principal amount, in Dollars, or its Dollar equivalent in Alternate Currency, as the case may be, as the Eurodollar Loan or Eurocurrency Loan of such Lender being so prepaid. Any such written request by the Company for Alternate Base Rate Loans under this Section 2.02(d) shall be irrevocable and, in order to be effective, must be delivered to the Administrative Agent not less than one Business Day prior to the Required Prepayment Date.

          (ii) Notwithstanding the foregoing, in the event the Company is required to pay to any Lender amounts with respect to any Borrowing pursuant to Section 2.02(d)(i) (not including a borrowing of Discretionary Revolving Loans), the Company may give notice to such Lender (with copies to the Administrative Agent) that it wishes to seek one or more assignees (which may be one or more of the Lenders) to assume the Commitment of such Lender and to purchase its outstanding Loans and the Administrative Agent will use its best efforts to assist the Company in obtaining an assignee; provided that if more than one Lender requests that the Company pay substantially and proportionately equal additional amounts under Section 2.02(d)(i) and the Company elects to seek an assignee to assume the Commitments of any of such affected Lenders, the Company must seek an assignee or assignees to assume the Commitments of all of such affected Lenders. Each Lender requesting compensation pursuant to Section 2.02(d)(i) agrees to sell its Commitment, Loans and interest in this Agreement in accordance with Section 13.07 to any such assignee for an amount equal to the sum of the outstanding unpaid principal of and accrued interest on such Loans in Dollars, or its Dollar equivalent in Alternate Currency or Discretionary Alternate Currency, as the case may be, if such Lender is an Alternate Currency Lender and such Loan is an Alternate Currency Loan, or if such Lender has outstanding a Discretionary Revolving Loan in a Discretionary Alternate Currency, plus all other fees and amounts (including, without limitation, any compensation claimed by such Lender under Section 2.02(d)(i) and Section 2.02(e)) due such Lender hereunder calculated, in each case, to the date such Commitment, Loans and interest are purchased. Upon such sale or prepayment, each such Lender shall have no further Commitment or other obligation to the Company hereunder.
          (e) Fundings and Exchange Losses. In the event of (i) any payment or prepayment (whether authorized or required hereunder pursuant to acceleration or otherwise) or conversion of all or a portion of any Eurodollar Loan or Eurocurrency Loan on a day other than the last day of the Interest Period therefor, (ii) any failure to make, prepay, continue or convert a Borrowing consisting of any Eurodollar Loan or Eurocurrency Loan after the delivery of the Notice of Conventional Revolving Borrowing, Notice of Alternate Currency Borrowing, Interest Election Request or notice of prepayment, as the case may be, for such Eurodollar Loan or Eurocurrency Loan on the applicable Borrowing Date or continuation, conversion or prepayment date therefor, (iii) the failure of any Loan to be made by any Lender due to any condition precedent to a Loan not being satisfied or as a result of this Section 2.02 or Section 2.07(b) or due to any other action or inaction of the Company, (iv) the failure to pay any Alternate Currency Loan in the Alternate Currency in which it was made or (v) the assignment of any Eurodollar Loan or Eurocurrency Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company, the Company shall pay, in Dollars, or its Dollar equivalent in Alternate Currency, as the case may be, if such Lender is an Alternate Currency Lender and such Loan is an Alternate Currency Loan, to each affected Lender upon its request made on or before 45 days after the occurrence of any such event, acting through the Administrative Agent, such amount or amounts (to the extent such amount or amounts would not be usurious under applicable law) as may be necessary to compensate such Lender for any direct costs and losses (including, without limitation, direct losses due to currency exchange rates and exchange controls) incurred by such Lender (including, without limitation, such amount or amounts as will compensate it for (A) the amount by which the rate of interest that would have accrued on such Loan had such event not occurred, at the Eurodollar Rate or Eurocurrency Rate for the period from the date of such prepayment to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), exceeds the rate of interest that would accrue for such period at the interest rate which such Lender would bid, at the beginning of such period, for deposits of a comparable amount, currency and period from lenders in the relevant eurodollar, eurocurrency or domestic certificate of deposit market, (B) any loss incurred in liquidating or closing out any foreign currency contract undertaken by such Lender in funding or maintaining such Alternate Currency Loan, and (C) any loss arising from any change in the value of Dollars in relation to any such Alternate Currency Loan which was not paid on the date due between the date such payment was due and the date of payment, or which was not paid in the Alternate Currency in which it was made, all as determined by such Lender in its good faith discretion), but otherwise without penalty. Any such claim by a Lender for compensation shall be made through the Administrative Agent and shall be accompanied by a certificate signed by an officer of such Lender authorized to so act on behalf of such Lender, setting forth in reasonable detail the computation upon which such claim is based. The obligations of the Company under this Section 2.02(e) shall survive the termination of this Agreement.
          (f) Increased Costs — Taxes, Reserve Requirements, Etc.
          (i) The Company for and on behalf of each Lender (including, without limitation, the Issuing Lenders) shall pay or cause to be paid directly to the appropriate governmental authority or shall reimburse or compensate each Lender upon demand by such Lender in good faith, acting through the Administrative Agent, for all costs incurred, losses suffered or payments made, as determined by such Lender, by reason of any and all present or future Taxes (including, without limitation, any interest equalization tax or any similar tax on the acquisition of debt obligations), whether or not such Taxes were correctly or legally asserted, on or with regard to any aspect of the transactions with respect to this Agreement, the Loans and the Letters of Credit (except for (i) Excluded Taxes and (ii) Indemnified Taxes or Other Taxes paid pursuant to Section 2.02(f)(ii), Section 2.03 or Section 2.04).
          (ii) The Company shall pay immediately upon demand by any Lender (including without limitation the Issuing Lenders), acting through the Administrative Agent, any Other Taxes in connection with any Loans, Letters of Credit or this Agreement or in connection with the enforcement hereof or thereof; provided that the Company shall not be required to pay any such Other Taxes on behalf of any Lender that (i) becomes a party to this Agreement by assignment pursuant to Section 13.07 or (ii) designates a new Lending Office, in each case to the extent such Other Taxes are imposed at the time such Lender becomes a party to this Agreement or designates a new Lending Office in an amount greater than the amount the assignor or such Lender was entitled to at the time of the assignment or designation.
          (iii) If any Lender or the Administrative Agent receives a refund in respect of Taxes for which such Lender or the Administrative Agent has received payment from the Company hereunder, it shall promptly notify the Company of such refund and shall, within 30 days after receipt of such refund, if no Event of Default has occurred and is continuing, repay such refund to the Company with interest if any interest is received thereon by such Lender or the Administrative Agent; provided that if an Event of Default has occurred and is continuing, such refund shall be applied to the outstanding Loans or paid to the Company once such Event of Default no longer exists; provided further, that the Company, upon the request of such Lender or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund.
          (iv) (A) The Company shall reimburse or compensate each Lender upon demand by such Lender, acting through the Administrative Agent, for all costs incurred, losses suffered or payments made in connection with any Eurodollar Loans or Eurocurrency Loans or any part thereof which costs, losses or payments are a result of any future reserve, special deposit or similar requirement against assets of, liabilities of, deposits with or for the account of, or Loans by such Lender imposed on such Lender, its foreign lending branch, the interbank eurodollar market or the interbank eurocurrency market by any regulatory authority, central bank or other governmental authority, whether or not having the force of law, including, without limitation, Regulation D.
          (B) If as a result of (y) the introduction of or any change in or in the interpretation or administration of any law or regulation after the date hereof or (z) the compliance with any request made after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Loans, or issuing Letters of Credit or acquiring or holding participations in Letters of Credit, for which such Lender shall not have been reimbursed pursuant to the provisions of clause (A) above (other than any such increase in costs resulting from Taxes, as to which Sections 2.02(f)(i)-(ii) and 2.03 shall govern), then the Company shall from time to time, upon demand by such Lender, acting through the Administrative Agent, pay to such Lender additional amounts sufficient to indemnify such Lender against the full amount of such increased cost.
          (C) Any Lender claiming reimbursement or compensation under this Section 2.02(f)(iv) shall make its demand on or before 45 days after the end of each Interest Period during which any such cost is incurred, loss is suffered or payment is made and shall provide the Administrative Agent, which in turn shall provide the Company, with a written statement showing in reasonable detail the calculation of the amount and basis of its request, which statement, subject to Section 2.02(g), shall be conclusive absent manifest error; provided that in the event any reimbursement or compensation demanded by a Lender under this Section 2.02(f) is a result of reserves actually maintained pursuant to the requirements imposed by Regulation D with respect to “Eurocurrency liabilities” (as defined or within the meaning of such Regulation), such demand shall be accompanied by a statement of such Lender in the form of Exhibit 2.02(f)(iv) attached hereto, which statement shall be conclusive and binding on the Company, subject to Section 2.02(g), except in the case of manifest error. No Lender may request reimbursement or compensation under this Section 2.02(f)(iv) for any period prior to the period for which demand has been made in accordance with the foregoing sentence. In preparing any statement delivered under this Section 2.02(f)(iv), such Lender may employ such assumptions and allocation of costs and expenses as it shall in good faith deem reasonable and may be determined by any reasonable averaging and attribution method. So long as any notice requirement provided for herein has been satisfied, any decision by the Administrative Agent or any Lender not to require payment of any interest, cost or other amount payable under this Section 2.02(f)(iv), or to calculate any amount payable by a particular method, on any occasion, shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest, cost or other amount payable hereunder, or to calculate any amount payable by another method, on any other or subsequent occasion for a subsequent Interest Period.
          (v) If any Lender shall have determined in good faith that any applicable law, rule, regulation or guideline regarding capital adequacy (each, a “Capital Adequacy Pronouncement”) adopted after the date hereof, or any change after the date hereof in any Capital Adequacy Pronouncement now or hereafter in effect, or any change after the date hereof in the interpretation or administration of any Capital Adequacy Pronouncement now or hereafter in effect by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Lending Office of such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) made after the date hereof of any such governmental authority, central bank or comparable agency has the effect of reducing the rate of return on such Lender’s capital or the capital of any Person controlling such Lender as a consequence of its obligations hereunder to a level below that which such Lender would have achieved as a consequence of its obligations hereunder but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed in good faith by such Lender to be material, then from time to time, upon notice by the Lender requesting (through the Administrative Agent) compensation, under this Section 2.02(f)(v) within 90 days after such Lender has obtained knowledge of such event, the Company shall pay to the Administrative Agent for the account of such Lender such additional amount or amounts as will compensate such Lender for such reduction. Any such claim by a Lender for compensation shall be made through the Administrative Agent and shall be accompanied by a certificate signed by an officer of such Lender authorized to so act on behalf of such Lender setting forth in reasonable detail the calculation upon which such claim is based.
          (vi) Notwithstanding the foregoing, in the event the Company is required to pay to any Lender amounts pursuant to Section 2.02(f)(i)-(ii), 2.02(f)(iv)-(v) or Section 2.03, the Company may give notice to such Lender (with copies to the Administrative Agent) that it wishes to seek one or more assignees (which may be one or more of the Lenders) to assume the Commitment of such Lender and to purchase its outstanding Loans and participations in Letters of Credit and the Administrative Agent will use its best efforts to assist the Company in obtaining an assignee; provided that if more than one Lender requests that the Company pay substantially and proportionately equal additional amounts under Section 2.02(f) or Section 2.03 and the Company elects to seek an assignee to assume the Commitments of any of such affected Lenders, the Company must seek an assignee or assignees to assume the Commitments of all of such affected Lenders. Each Lender requesting compensation pursuant to Section 2.02(f)(i), Section 2.02(f)(ii), Section 2.02(f)(iv), Section 2.02(f)(v) or Section 2.03 agrees to sell its Commitment, its outstanding Loans and participations in Letters of Credit and interest in this Agreement in accordance with Section 13.07 to any such assignee for an amount equal to the sum of the outstanding unpaid principal of and accrued interest on such Loans, in Dollars or its Dollar equivalent in Alternate Currency or Discretionary Alternate Currency, as the case may be, if such Lender is an Alternate Currency Lender and such Loan is an Alternate Currency Loan or if such Lender has outstanding a Discretionary Revolving Loan in a Discretionary Alternate Currency, plus all other fees and amounts (including, without limitation, any compensation claimed by such Lender under Section 2.02(e) or Section 2.03) due such Lender hereunder calculated, in each case, to the date such Commitment, Loans and interest are purchased. Upon such sale or prepayment, each such Lender shall have no further Commitment or other obligation to the Company hereunder.
          (vii) Any Lender claiming any amounts pursuant to this Section 2.02(f) or Section 2.03 shall use its reasonable good faith efforts (consistent with its internal policies and legal and regulatory restrictions) to avoid or minimize the payment by the Company of any amounts under this Section 2.02(f) or Section 2.03, including changing the jurisdiction of its Lending Office; provided that no such change or action shall be required to be made or taken if, in the reasonable judgment of such Lender, such change would be materially disadvantageous to such Lender.
          (viii) The obligations of the Company under this Section 2.02(f) created in accordance with this Section 2.02(f) shall survive the termination of the Commitments and this Agreement.

          (g) Calculation Errors. Each calculation by the Administrative Agent or any Lender with respect to amounts owing or to be owing by the Company pursuant to this Agreement or any Loan or Letter of Credit shall be conclusive except in the case of error. In the event the Administrative Agent determines in good faith within a reasonable time that any such error shall have occurred in connection with the determination of the applicable interest rate for any Loan or Letter of Credit which results in the Company paying either more or less than the amount which would have been due and payable but for such error, then (i) any Lender that received an overpayment shall promptly refund such overpayment to the Company and (ii) if any Lender received an underpayment, the Company shall promptly pay to such Lender the amount of such underpayment. In the event it is determined within a reasonable time that any Lender, acting through the Administrative Agent, has miscalculated any amount for which it has demanded reimbursement or compensation from the Company in respect of amounts owing by the Company other than interest which results in the Company paying more or less than the amount which would have been due and payable but for such error, such Lender or the Company, as the case may be, shall promptly refund or pay, as the case may be, to the other the full amount of such overpayment or underpayment. In the event it is determined within a reasonable time that the Company has miscalculated the Commitment Fees due under Section 4.03, which results in the Company paying more or less than the amount which would have been due and payable but for such error, (x) any Lender that received an overpayment shall promptly refund such overpayment to the Company and (y) if any Lender received an underpayment, the Company shall promptly pay to such Lender the amount of such underpayment. Any party making a request for payment pursuant to this Section 2.02(g) shall provide with such request a statement in reasonable detail showing the calculation of the amount requested.
          Section 2.03 Setoff, Counterclaims and Taxes. All payments (whether of principal, interest, fees, reimbursements or otherwise) under this Agreement shall be made by the Company without setoff or counterclaim and shall be made free and clear of and without deduction (except as specifically provided in Section 2.04) for any Taxes now or hereafter imposed, other than for Excluded Taxes. Except as specifically provided in Section 2.04, if the Company shall be required by applicable law to deduct or withhold from any such payment any such Taxes (other than Excluded Taxes), then the Company shall (i) notwithstanding anything to the contrary in this Agreement, deduct or withhold an amount equal to such Tax from the amounts payable under this Agreement, (ii) make such Tax payment as so required to the relevant governmental authority in accordance with applicable law, and (iii) provided that such Lender has complied with the requirements of Section 2.04, pay to the Administrative Agent for the account of such Lender, on the date of each such payment, such additional amount as may be necessary in order that the net amount received by such Lender after such deduction or withholding (including any deduction or withholding applicable to additional amounts payable under this Section 2.03) shall equal the amount in Dollars, or, in the case of an Alternate Currency Loan, in such Alternate Currency or its Dollar equivalent, which would have been received if such deduction or withholding were not required. The Company shall confirm that all applicable Taxes (other than Excluded Taxes), if any, imposed on this Agreement or transactions hereunder shall have been properly and legally paid by it to the appropriate taxing authorities by sending official Tax receipts or notarized copies of such receipts to the Administrative Agent within 30 calendar days after payment of any applicable Tax, to the extent such receipts are issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. Upon request of any Lender, the Administrative Agent shall forward to such Lender a copy of such official receipt or a copy of such notarized copy of such receipt or other written proof of payment.
          Section 2.04 Withholding Tax Exemption.
          (a) To the extent not previously delivered, at least five Business Days prior to the first date on which interest or fees are payable hereunder to the Lenders in the case of each Lender that is listed on the signature pages of this Agreement, and on the later of such date and the date of the assignment pursuant to Section 13.07 pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Company (but only so long thereafter as such Lender remains lawfully able to do so):
          (i) each Lender that is a “United States person” that is not a “domestic” corporation (as such terms are defined in Section 7701(a)(30) of the Code) shall provide each of the Administrative Agent and the Company with an original Internal Revenue Service Form W-9, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed under penalties of perjury; and
          (ii) each Lender that is a Foreign Lender shall provide each of the Administrative Agent and the Company with either:
          (A) an original Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed under penalties of perjury, certifying that such Lender is exempt or entitled to a zero (0) rate of United States withholding tax on payments pursuant to this Agreement, or
          (B) a certificate, duly executed under penalties of perjury, that it is not (I) a “bank” (within the meaning of Section 881(c)(3)(A)of the Code), (II) a “ten-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Company, or (III) a “controlled foreign corporation” related to the Company (within the meaning of Section 864(d)(4) of the Code), and an original Internal Revenue Service Form W-8BEN or Form W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed under penalties of perjury, certifying that such Lender is exempt from United States withholding tax on payments pursuant to this Agreement.
          (b) Each Lender shall deliver such new forms and documents prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered forms or other documents referred to in Section 2.04(a), or after the occurrence of any event requiring a change in the most recent forms or other documents delivered by such Lender. Such Lender shall promptly provide written notice to each of the Administrative Agent and the Company at any time it determines that it is no longer in a position to provide any previously delivered form or other document (or any other form of certification adopted by the Internal Revenue Service for such purpose).
          (c) In no event will any withholding by the Company on any interest payable to any Lender as contemplated by this Section 2.04 give rise to a Default under Section 10.01 with respect to payments of interest.
          Section 2.05 Discretionary Revolving Loans.
          (a) Each Lender may, in its sole discretion and on terms and conditions satisfactory to it and the Company that are not inconsistent with the provisions of this Agreement, make additional Loans to the Company under its Revolving Commitment in Dollars, or in a Discretionary Alternate Currency if such Lender is an Alternate Currency Lender, on any one or more Business Days on or after the date hereof and prior to the Revolving Credit Termination Date (“Discretionary Revolving Loans”), which Loans will be payable to the appropriate Lender upon such terms and conditions; provided that the Company will not permit to remain outstanding any Discretionary Revolving Loans from any Lender, and no Lender will make any Discretionary Revolving Loans to the Company, if the aggregate principal amount of the Discretionary Revolving Loans and the Alternate Currency Loans (each calculated in its Dollar equivalent) and Conventional Revolving Loans payable to such Lender, together with such Lender’s LC Exposure at such time, exceeds such Lender’s Revolving Commitment. Should any Discretionary Revolving Loan be outstanding from any Lender on a date on which a Conventional Revolving Borrowing or an Alternate Currency Borrowing is to be made, such Conventional Revolving Borrowing or Alternate Currency Borrowing shall be made available only if the Company has paid or shall simultaneously with the making of such Conventional Revolving Loan or Alternate Currency Loan, pay such portions of Discretionary Revolving Loans (including, without limitation, the payment of the amount of any losses payable pursuant to Section 2.02(e) actually incurred by such Lender as a result of such prepayment) as shall be necessary to make available a portion of each Lender’s Revolving Commitment at least equal to such Lender’s share of such Conventional Revolving Borrowing or Alternate Currency Borrowing. No Discretionary Revolving Loan shall have a maturity, final payment date or interest period that extends beyond the Revolving Credit Termination Date. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Discretionary Revolving Loan made by such Lender. The entries made in the accounts maintained pursuant to this Section 2.05(a) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Discretionary Revolving Loans in accordance with their terms. The Company hereby unconditionally promises to pay to each Lender the then unpaid principal amount of each Discretionary Revolving Loan made by such Lender on the earlier of the Revolving Credit Termination Date and the date on which such principal amount is due pursuant to the terms of such Discretionary Revolving Loan.
          (b) Promptly upon written request of the Administrative Agent, each Lender will certify in writing the Borrowing Date, principal amount in Dollars, or its Dollar equivalent if such Loan is in a Discretionary Alternate Currency, and maturity date of any Discretionary Revolving Loans made during any period for which the Commitment Fee under Section 4.03 is to be calculated. The Company agrees to certify to the Administrative Agent on or before each Quarterly Date the Borrowing Date, principal amount in Dollars, or its Dollar equivalent if such Loan is in a Discretionary Alternate Currency, maturity date and lending Lender for all Discretionary Revolving Loans made during any period for which the Commitment Fee under Section 4.03 is to be calculated.
          Section 2.06 Alternate Currency Loans.
          (a) Alternate Currency Commitment. Subject to and upon the terms and conditions set forth in this Agreement, each Alternate Currency Lender severally agrees to make Alternate Currency Loans to the Company on any one or more Business Days on or after the date hereof and prior to the Revolving Credit Termination Date, up to an aggregate principal amount of Alternate Currency Loans (calculated in its Dollar equivalent) not exceeding at any one time outstanding an amount equal to such Lender’s Alternate Currency Commitment; provided in no event shall the aggregate principal amount of Conventional Revolving Loans, Discretionary Revolving Loans and Alternate Currency Loans (each calculated in its Dollar equivalent) outstanding to any Alternate Currency Lender at any time, together with such Lender’s LC Exposure at such time, exceed such Lender’s Revolving Commitment; provided further, that in no event shall the Dollar equivalent of the aggregate outstanding principal amount of all Alternate Currency Loans made by all Alternate Currency Lenders exceed $300,000,000. Each Alternate Currency Borrowing shall be in an aggregate amount of not less than $2,000,000 (or the equivalent thereof in any Alternate Currency), and an integral multiple of $250,000 (or the equivalent thereof in any Alternate Currency). Each Alternate Currency Borrowing shall be made simultaneously from the Alternate Currency Lenders ratably according to their respective Alternate Currency Commitments and shall consist of Eurocurrency Loans with the same Interest Period made in the same currency from each Alternate Currency Lender. Within such limits and during such period, the Company may borrow, repay and reborrow under this Section 2.06(a). The Company hereby unconditionally promises to pay to the Administrative Agent (i) on the Revolving Credit Termination Date, all outstanding Alternate Currency Loans for account of the Lenders holding Alternate Currency Loans and (ii) all outstanding Alternate Currency Loans for account of a Declining Lender as provided in Section 2.13. For purposes of this Section 2.06(a) and all other provisions of this Article 2, the equivalent in Dollars or any Alternate Currency or the equivalent in any Alternate Currency of Dollars shall be determined in accordance with Section 2.07(a). Each Alternate Currency Loan shall constitute a Eurocurrency Loan which bears interest pursuant to Section 2.02(c)(iv) hereof.
          (b) Alternate Currency Borrowing Procedure. Each Alternate Currency Loan under this Section 2.06 shall be made on at least three Business Days’ prior written or oral notice from the Company to the Administrative Agent by 8:30 a.m. (New York, New York time) (and the Administrative Agent shall, upon receipt of such notice, provide to each Alternate Currency Lender prior oral or written notice by 4:00 p.m. (London time) the date such notice is received by the Administrative Agent) (“Notice of Alternate Currency Borrowing”); provided that with respect to each oral Notice of Alternate Currency Borrowing, the Company shall deliver promptly to the Administrative Agent a confirmatory written Notice of Alternate Currency Borrowing, and upon receipt of such notice the Administrative Agent shall promptly notify each Alternate Currency Lender of such notice in writing. Each Notice of Alternate Currency Borrowing shall be irrevocable and shall specify: (i) the total principal amount of the proposed Alternate Currency Borrowing, (ii) the applicable Interest Period for such Alternate Currency Loan (which may not extend beyond the Revolving Credit Termination Date), (iii) the Borrowing Date, (iv) the currency of such Borrowing and (v) the bank account of an Alternate Currency Lender into which the funds with respect to such Alternate Currency Borrowing shall be deposited. If no Interest Period is specified with respect to any Alternate Currency Loan, then the Company shall be deemed to have selected the shortest permitted Interest Period.
          (c) Each Alternate Currency Lender shall, before 11:00 a.m. (London time) on the date of each such Alternate Currency Borrowing, make available to the Administrative Agent in the case of a Borrowing in an Alternate Currency, at the office of JPMCB, its affiliates or its correspondent banks, for such Alternate Currency (as such office shall have been notified by the Administrative Agent to the Lenders prior thereto) in same day funds, such Lender’s ratable portion of such Alternate Currency Borrowing in such Alternate Currency. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VII, the Administrative Agent will make such funds available to the Company at such office of the Alternate Currency Lender designated by the Company in its Notice of Alternate Currency Borrowing.
          Section 2.07 Currency Equivalents. (a) For purposes of the provisions of this Agreement, (i) the equivalent in Dollars of any Alternate Currency and (ii) the equivalent in any Alternate Currency of Dollars shall be determined by using the quoted spot rate at which JPMCB or any affiliate of JPMCB offers to exchange Dollars for such Alternate Currency in London, at 11:00 a.m. (London time) two Business Days prior to the date on which such equivalent is to be determined pursuant to the provisions of this Agreement (subject to Section 4.03(b) with respect to calculation of the Commitment Fee) and the Administrative Agent shall notify each affected Lender of such determination on such date. The equivalent in Dollars of each Loan made in an Alternate Currency shall be recalculated hereunder on each date that it shall be necessary to determine the unused portion of each Lender’s Revolving Commitment or Alternate Currency Commitment or any or all Loans outstanding on such date.
          (b) In the event that there shall occur on or prior to the date of an Alternate Currency Borrowing any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of the Alternate Currency Majority Lenders make it impracticable for the Eurocurrency Loans comprising such Alternate

Currency Borrowing to be denominated in the Alternate Currency specified by the Company, then the Administrative Agent shall forthwith give notice thereof to the Company and the Alternate Currency Lenders, and such Loans shall not be denominated in such Alternate Currency but shall be made on the date of such Borrowing in Dollars as Alternate Base Rate Loans or another type of Loan selected by the Company in accordance with this Agreement that is not affected by such event, unless the Company shall have notified the Administrative Agent at least two Business Days before such date that it elects not to borrow on such date.
          Section 2.08 Interest Election. (a)  Each Conventional Revolving Borrowing initially shall be of the type specified in the applicable notice of borrowing and, in the case of a Conventional Revolving Borrowing consisting of Eurodollar Loans shall have an initial Interest Period as specified in such notice. Thereafter, the Company may elect to convert such Conventional Revolving Borrowing to a different type or to continue such Conventional Revolving Borrowing and, in the case of a Conventional Revolving Borrowing consisting of Eurodollar Loans, may elect Interest Periods therefor, all as provided in this Section 2.08. The Company may elect different options with respect to different portions of the affected Conventional Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Conventional Revolving Borrowing, and the Loans comprising each such portion shall be considered a separate Conventional Revolving Borrowing. This Section 2.08 shall not apply to Discretionary Revolving Loans.
          (b) Each Alternate Currency Borrowing shall have an initial Interest Period as specified in the applicable Notice of Alternate Currency Borrowing. Thereafter, the Company may elect to continue such Alternate Currency Borrowing and may elect Interest Periods therefore, all as provided in this Section 2.08. The Company may elect different Interest Periods with respect to different portions of the affected Alternate Currency Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Alternate Currency Loans comprising such Alternate Currency Borrowing, and the Alternate Currency Loans comprising each such portion shall be considered a separate Alternate Currency Borrowing.
          (c) To make an election pursuant to this Section 2.08 the Company shall notify the Administrative Agent of such election by telephone by the time that a notice of borrowing would be required under the applicable provisions of Section 2.01 or Section 2.06 if the Company were requesting the advancement of new funds of the same type resulting from such election to be made on the effective date of such election. Each such telephonic election shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.
          (d) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01 or Section 2.06, as applicable:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether the resulting Borrowing is to be an Alternate Base Rate Loan, a Federal Funds Rate Loan, a Eurodollar Loan or an Alternate Currency Loan; and

          (iv) if the resulting Borrowing is a Eurodollar Loan or a Eurocurrency Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
          If any such Interest Election Request requests a Eurodollar Loan or a Eurocurrency Loan but does not specify an Interest Period, or if the Company fails to deliver a timely Interest Election Request with respect to such a Borrowing prior to the end of the Interest Period applicable thereto, then, unless in the case of such failure to deliver an Interest Rate Election the applicable Loans are repaid, the Company shall be deemed to have selected the shortest possible Interest Period.
          (e) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (f) Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Majority Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a Eurodollar Loan, (ii) unless repaid, each Eurodollar Loan shall be converted, at the Company’s option either to a Federal Funds Rate Loan or to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto and (iii) unless repaid, on the last day of the Interest Period applicable thereto, each Alternate Currency Borrowing shall be renewed for an Interest Period of one month; provided that so long as such Event of Default is continuing, the rate of interest on such Alternate Currency Borrowing shall not in any event be less than the rate of interest then applicable to Alternate Base Rate Loans. The foregoing is without prejudice to the other rights and remedies available hereunder upon an Event of Default.
          Section 2.09 Obligations Several, Not Joint. The obligations of the Lenders hereunder are several and not joint. The failure of any Lender to make the Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation to make its Loan on the date of such borrowing, and no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing.
          Section 2.10 Replacement of Lenders. If any Lender requests compensation under Section 2.03, or if the Company is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.03, or if any Lender defaults in its obligation to fund Loans or issue Letters of Credit hereunder, or as set forth in Section 2.13 if any Lender becomes a Declining Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Company. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
          Section 2.11 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Additional Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Lender, at any time and from time to time prior to the date five Business Days prior to the Revolving Credit Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of an Additional Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of an Additional Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Lender, the Company also shall submit a letter of credit application on the applicable Issuing Lender’s standard form in connection with any request for an Additional Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000 and (ii) the aggregate outstanding principal amount of all Loans (each determined in its Dollar equivalent with respect to any such amounts that represent Alternate Currency Loans outstanding) and LC Exposure, shall not exceed the aggregate Revolving Commitments.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the earlier of (i) close of business on the date that is five Business Days prior to the Revolving Credit Termination Date and (ii) the first anniversary of the date of the issuance (or the most recent extension or renewal) of such Letter of Credit. It is understood that any Letter of Credit may provide for the renewal thereof for additional periods, which shall in no event extend beyond the date referred to in clause (i) above.
          (d) Participations. On the Closing Date, concurrently with the funding of the initial Borrowing and without further action by any party hereto, each Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from such Issuing Lender, a participation in each Existing Letter of Credit issued by such Issuing Lender equal to such Lender’s Applicable Percentage of (i) the aggregate amount available to be drawn thereunder and (ii) the aggregate unpaid amount of any outstanding reimbursement obligations in respect thereof. Such participations shall be on all the same terms and conditions as participations granted in Additional Letters of Credit under the immediately succeeding sentence. By the issuance of an Additional Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Lenders, the applicable Issuing Lender hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Revolver Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Lender, such Lender’s Applicable Revolver Percentage of each LC Disbursement made by such Issuing Lender and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each such Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If any Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or (ii) if such notice has not been received by the Company prior to 10:00 a.m., New York City time, on the date that such LC Disbursement is made, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Company receives such notice; provided that, if such LC Disbursement is not less than the minimum borrowing amount, the Company may, subject to the conditions to borrowing set forth herein, request that such payment be financed with an Alternate Base Rate Loan or Federal Funds Rate Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Alternate Base Rate Loan or Federal Funds Rate Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Revolver Percentage thereof. Promptly following receipt of such notice, each such Lender shall pay to the Administrative Agent its Applicable Revolver Percentage of the LC Disbursement not reimbursed by the Company, in the same manner as provided in Section 2.01 with respect to Conventional Revolving Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of such Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from such Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement (other than the funding of Alternate Base Rate Loans or Federal Funds Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders, the Issuing Lenders, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse the applicable Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Lender may, at its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. Each Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Lender shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the applicable Issuing Lender and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If an Issuing Lender shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, (i) at the Alternate Base Rate until the date on which the Company is obligated to reimburse the Issuing Lender for such LC Disbursement pursuant to Section 2.11(e), and (ii) at the Default Rate thereafter. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse any Issuing Lender shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of any Issuing Lender, Indemnity. Any Issuing Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the applicable Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Lender. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of any Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. The Lenders severally agree to indemnify each Issuing Lender (to the extent not reimbursed by the Company), ratably according to the respective amounts of the LC Exposure then held by each of them (or if no LC Exposure is at the time outstanding, ratably according to the respective amount of their Revolving Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Issuing Lender in its capacity as such in any way relating to or arising out of this Agreement, or any action taken or omitted by the Administrative Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Lender’s gross negligence or willful misconduct.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in Sections 10.09, 10.10, 10.11 or 10.12. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.
          Section 2.12 Evidence of Debt. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          Section 2.13 Termination Date Extension. Effective on any anniversary of the Closing Date (but on not more than two occasions), the Company, with the approval of Majority Lenders, may extend the Revolving Credit Termination Date with respect to consenting Lenders by one year (a “Termination Date Extension”). No Lender will be obligated to provide or commit for any such Termination Date Extension.
          The Company, to effect such Termination Date Extension, shall provide written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 120 days prior to any anniversary of the Closing Date. Each Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s extension request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Majority Lenders shall have agreed to an extension request, then the Revolving Credit Termination Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Revolving Credit Termination Date theretofore in effect. The decision to agree or withhold agreement to any Revolving Credit Termination Date extension shall be at the sole discretion of each Lender.
          The Revolving Commitment and Alternate Currency Commitment of any Declining Lender shall terminate on the Revolving Credit Termination Date in effect as to such Lender prior to giving effect to any such extension (such Revolving Credit Termination Date being called the “Existing Termination Date”). The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the Existing Termination Date, and on the Existing Termination Date the Company shall also make such other prepayments of its Loans as shall be required in order that, after giving effect to the termination of the Revolving Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the aggregate outstanding Loans and LC Exposure shall not exceed the total Revolving Commitments. Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, pursuant to Section 2.10, at any time prior to the Existing Termination Date, to replace a Declining Lender with a Lender or other financial institution that will agree to a request for the extension of the Revolving Credit Termination Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Revolving Credit Termination Date pursuant to this Section 2.13 shall become effective unless (a) on the anniversary of the Closing Date that immediately follows the date on which the Company delivers the applicable request for extension of the Revolving Credit Termination Date, (i) the representations and warranties contained in Article VI shall be true in all material respects as though made on and as of the date of such anniversary (except, in the case of any exhibit referred to in Article VI, to the extent such exhibit expressly relates to a prior date) and (ii) no Default shall have occurred and be continuing and (b) the Administrative Agent shall have received an Officer’s Certificate to the effects set forth in clause (a) of this sentence, dated such date.
ARTICLE III.
OPTIONAL AND REQUIRED PREPAYMENTS;
INTEREST PAYMENT DATE AND COMMITMENT REDUCTION DATE PAYMENTS; OTHER
PAYMENTS
          Section 3.01 Optional Prepayments. Loans may be prepaid in whole or from time to time in part at the option of the Company on any Business Day, without premium or penalty, notwithstanding that such Business Day is not an Interest Payment Date; provided that:
     (a) losses, if any, incurred by any Lender under Section 2.02(e) shall be payable with respect to each such prepayment of any Eurodollar Loan or Eurocurrency Loan;

     (b) all partial prepayments shall be in an aggregate principal amount of at least $2,000,000 and an integral multiple of $100,000, or the Dollar equivalent in an Alternate Currency, as the case may be;
     (c) the Company shall give the Administrative Agent not less than one full Business Day’s prior oral or written notice of each prepayment of any Eurodollar Loans or Eurocurrency Loans, or any portion thereof, and notice to the Administrative Agent not later than 10:00 a.m. (New York, New York time) on the same day of the prepayment of Federal Funds Rate Loans or Alternate Base Rate Loans, or any portion thereof, proposed to be made pursuant to this Section 3.01, specifying the aggregate principal amount to be prepaid and the prepayment date; provided that with respect to each oral notice of a prepayment, the Company shall deliver promptly to the Administrative Agent a confirmatory written notice of such proposed prepayment; and
     (d) so long as no Event of Default is continuing, prepayments may be allocated, at the option of the Company, to (i) all outstanding Conventional Revolving Loans for payment ratably to the holders thereof and (ii) any or all outstanding Discretionary Revolving Loans.
The Administrative Agent shall promptly notify the affected Lenders of the principal amount to be prepaid and the prepayment date. Notice of such prepayment shall be irrevocable and having been given as aforesaid, the principal amount specified in such notice, together with accrued and unpaid interest thereon to the date of prepayment, shall become due and payable on such prepayment date, and the provisions of Section 2.02(e) shall be applicable. The Company shall have no optional right to prepay the principal amount of any Loan (other than a Discretionary Revolving Loan) other than as provided in this Section 3.01.
     Section 3.02 Required Prepayments.
          (a) If the Company shall reduce or terminate the respective Revolving Commitments of the Lenders pursuant to Section 4.01, it will prepay to each Lender on the effective date of any such reduction or termination:
          (i) in the case of a reduction of the Revolving Commitments, that part of the unpaid principal amount outstanding of the Conventional Revolving Loans, Discretionary Revolving Loans and Alternate Currency Loans (each calculated in its Dollar equivalent) held by such Lender that, when added to such Lender’s LC Exposure, exceeds the amount of the Revolving Commitment of such Lender immediately after such reduction,
          (ii) in the case of a reduction of the Alternate Currency Commitments, that part of such unpaid principal amount outstanding of the Alternate Currency Loans (each calculated in its Dollar equivalent) held by such Lender that exceeds the amount of the Alternate Currency Commitment of such Lender immediately after such reduction,
          (iii) in the case of termination of the Revolving Commitments, the entire unpaid principal amount of the Conventional Revolving Loans, Alternate Currency Loans and Discretionary Revolving Loans, and
          (iv) in the case of termination of the Alternate Currency Commitments, the entire unpaid principal amount of the Alternate Currency Loans;
together, in each case, with accrued and unpaid interest on the amount being so prepaid and all other amounts accrued and owing under this Agreement on such date.

          (b) If on any Borrowing Date the aggregate principal amount of Conventional Revolving Loans, Discretionary Revolving Loans, Alternate Currency Loans (each calculated in its Dollar equivalent) and LC Exposure outstanding to any Lender shall exceed the Revolving Commitment or the Alternate Currency Commitment, as the case may be, of such Lender, the Company shall promptly pay to such Lender an amount equal to such excess, together with accrued and unpaid interest on the amount so prepaid and all other amounts accrued and owing under this Agreement on such date.
          (c) Notwithstanding the foregoing, in the event any prepayment required by Section 3.02(a) or Section 3.02(b) with respect to any Conventional Revolving Loan or Alternate Currency Loan would become due on a date that is not an Interest Payment Date and as a result thereof the Company would incur liabilities under Section 2.02(e), the Company shall make such prepayment to the Administrative Agent on the due date; provided that, if the Company so elects, interest shall continue to accrue on any Loan so prepaid and shall be paid by the Company to the Administrative Agent on the applicable Interest Payment Date. So long as no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall hold the proceeds of such prepayment for the benefit of the Lenders holding outstanding Conventional Revolving Loans or Alternate Currency Loans, as the case may be, in an interest bearing account, until such time as such proceeds can be applied towards payment of the Conventional Revolving Loans or Alternate Currency Loans, as the case may be, in accordance with the provisions of this Agreement without resulting in any liability of the Company under Section 2.02(e). All interest which may accrue on such amounts so held in escrow shall be held by the Administrative Agent for the benefit of the Company.
          (d) All prepayments made pursuant to the provisions of this Section 3.02 shall be applied, (i) in the case of Conventional Revolving Loans, first, towards payment of all Federal Funds Rate Loans and Alternate Base Rate Loans, as the Company directs, and secondly, and subject to the provisions of Section 2.02(e), towards payment of the appropriate amount of Eurodollar Loans, as the Company directs and (ii) in the case of Alternate Currency Loans, and subject to the provisions of Section 2.02(e), towards payment of all Alternate Currency Loans. The Company shall have no right to reborrow any amount prepaid under Section 3.02(a).
          Section 3.03 Place, etc. of Payments and Prepayments. (a) All payments and prepayments made in accordance with the provisions of this Agreement (other than with respect to Discretionary Revolving Loans and Alternate Currency Loans) in respect of the Commitment Fees and the Administrative Agent’s fee and of principal of and interest on the Loans (other than Discretionary Revolving Loans) and of LC Disbursements and interest thereon shall be made to the Administrative Agent in Dollars at its Principal Office, in immediately available funds for the account of the Lenders. All payments and prepayments made in accordance with the provisions of this Agreement in respect of the Alternate Currency Loans shall be made in such Alternate Currency to the Administrative Agent at such office of JPMCB, its affiliates or its correspondents, as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Company and the Alternate Currency Lenders. The Administrative Agent will promptly distribute to the Lenders, in accordance with each Lender’s Prepayment Pro Rata Share as to the Loans being paid or prepaid (other than Discretionary Revolving Loans), in immediately available funds, the amount of principal, interest, LC Disbursements, Commitment Fees and LC Participation Fees received by the Administrative Agent for the account of such Lenders; provided that if interest shall accrue on any Loan (other than Discretionary Revolving Loans) at a rate different from the rate applicable to any other such Loan, payment and distribution of interest shall be based on the respective accrual rates applicable to such Loans. Any payment to the Administrative Agent for the account of a Lender under this Agreement shall constitute payment by the Company to such Lender of the amounts so paid to the Administrative Agent, and any Loans (other than Discretionary Revolving Loans) or portions thereof so paid shall not be considered outstanding for any purpose after the date of such payment to the Administrative Agent. Any amount payable by the

Administrative Agent to the Lenders under this Agreement in the currency of a Participating Member State shall be paid in the Euro Unit.
          (b) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in the Euro or in a National Currency Unit, the Administrative Agent shall not be liable to the Company or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the Euro Unit or, as the case may be, in a National Currency Unit) to the account with the bank in the principal financial center in the Participating Member State which the Company or, as the case may be, any Lender shall have specified for such purpose. In this paragraph (b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of the Euro or a National Currency Unit.
          Section 3.04 Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any state that becomes a Participating Member State shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that if any Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period for such Loan.
          Section 3.05 Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective liabilities of the Company to the Lenders and the Lenders to the Company under or pursuant to this Agreement:
          (a) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a National Currency Unit to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the Euro Unit as the Administrative Agent may from time to time specify; and
          (b) except as expressly provided in this Section 3.05, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States.
ARTICLE IV.
REDUCTION OF COMMITMENTS; FEES
          Section 4.01 Optional Reduction or Termination of Commitments. The Company may at any time or from time to time reduce ratably in proportion to their respective Revolving Commitments or terminate in whole, the respective Commitments of the Lenders hereunder by giving not less than three full Business Days’ prior written notice to such effect to the Administrative Agent; provided that any such optional reduction of the Revolving Commitments shall reduce the Alternate Currency Commitments proportionately; provided that any partial reduction shall be in an aggregate amount of not less than $2,000,000 and an integral multiple of $250,000; provided further that the Revolving Commitments may not be reduced to an amount less than the aggregate principal amount of Conventional Revolving Loans, Discretionary Revolving Loans, Alternate Currency Loans and LC Exposure outstanding at such time, unless simultaneously therewith the Company shall make a prepayment in accordance with Section 3.02(a) hereof. The Administrative Agent shall promptly notify each Lender of its proportionate share of and of the date of each such reduction. After each such reduction, the Commitment Fees owing to each Lender shall be calculated upon the Commitment of such Lender as so reduced. In the event of acceleration of the maturity date of any Loan (other than Discretionary Revolving Loans), the Commitments hereunder of the Lenders shall thereupon automatically terminate without notice. Each such reduction or any termination of the Commitments hereunder shall be irrevocable.
          Section 4.02 Mandatory Termination of Commitments. The Revolving Commitments and Alternate Currency Commitments shall automatically terminate on the Revolving Credit Termination Date and, in the case of a Declining Lender, as provided in Section 2.13.
          Section 4.03 Commitment Fees.
          (a) The Company agrees to pay to the Administrative Agent for the account of each Lender, in Dollars, commitment fees (“Commitment Fees”), computed on a daily basis of a year of 365 or 366 days, as the case may be, at a rate per annum equal to the applicable Commitment Fee Rate from time to time in effect from the Closing Date until the Revolving Credit Termination Date, on the daily average unused amount of the Revolving Commitment of such Lender (taking into account all Conventional Revolving Loans, Discretionary Revolving Loans and Alternate Currency Loans of such Lender outstanding on the dates covered by such calculation). Each such Commitment Fee shall be payable on or before the 15th day following each Quarterly Date and on the Revolving Credit Termination Date or on such earlier date as the relevant Commitment of such Lender shall terminate pursuant to the terms of this Agreement.
          (b) For purposes of determining the unused portion of each Lender’s Revolving Commitment solely in order to calculate the Commitment Fee under Section 4.03(a), the equivalent in Dollars of each Eurocurrency Loan outstanding to such Lender in an Alternate Currency, as determined in accordance with Section 2.07 (provided that the calculation shall be made two Business Days prior to the Borrowing Date with respect to such Loan, rather than at the date specified in Section 2.07) shall be the amount of such Lender’s Revolving Commitment used in connection with such Loan, and no further adjustments shall be made with respect to the unused portion of such Lender’s Revolving Commitment based upon fluctuations thereafter in the value of the Alternate Currency of such Loan.
          (c) For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the LC Exposure of such Lender.
          Section 4.04 LC Participation Fees. The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at the Margin Percentage used to determine the interest rate applicable to Conventional Revolving Loans that are Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the date on which such Lender ceases to have any Revolving Commitment or LC Exposure and (ii) to the Issuing Lenders a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon by the Company and the applicable Issuing Lender on the average daily stated amount of the Letters of

Credit issued by such Issuing Lender during the period from and including the Closing Date to but excluding the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable on or before the fifteenth day following each Quarterly Date and on the Revolving Credit Termination Date or on such earlier date as the Revolving Commitments shall terminate pursuant to the terms of this Agreement; and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lenders pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          Section 4.05 Administrative Agent’s Fee. Until payment in full of the Loans and termination of the Commitments, the Company agrees to pay to the Administrative Agent, for its own account, the annual administration fee provided for in the fee letter executed by them.
ARTICLE V.
APPLICATION OF PROCEEDS
          The Company agrees that the proceeds of the Conventional Revolving Loans, Alternate Currency Loans and Discretionary Revolving Loans and Letters of Credit shall be used to retire and repay the Company’s existing credit facilities and thereafter may be used for any general corporate purposes.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
          The Company represents and warrants that:
          Section 6.01 Organization; Qualification; Subsidiaries. The Company and each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has the corporate or organizational power to own its properties and to carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing in every jurisdiction where failure to be duly qualified would have a Material Adverse Effect. Attached hereto as Exhibit 6.01 is a list setting forth, as of the date of this Agreement, the name of each Unrestricted Subsidiary. All shares of capital stock of Restricted Subsidiaries owned by the Company or any Restricted Subsidiary are owned thereby free and clear of all Liens other than Permitted Liens.
          Section 6.02 Financial Statements. The Company has furnished (either in hard copy or electronically) each Lender with the consolidated financial statements for the Company and its Subsidiaries as at and for its fiscal year ended December 31, 2005, accompanied by the opinion of Deloitte & Touche, and quarterly consolidated financial statements as at and for the period ended March 31, 2006. Such statements have been prepared in conformity with GAAP consistently applied throughout the period involved, except as may be explained in such opinion and except, in the case of interim statements, for year-end audit adjustments and the absence of footnotes. Such statements fairly present in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis and the results of its and their operations as at the dates and for the periods indicated. There has been no material adverse change in the financial condition or the business or properties of the Company and its Restricted Subsidiaries on a consolidated basis since December 31, 2005.

          Section 6.03 Actions Pending. Except as disclosed in Exhibit 6.03 attached hereto, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any court or administrative agency or other governmental authority which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          Section 6.04 Default. Neither the Company nor any Subsidiary is (i) in default under the provisions of any instrument evidencing any Debt or any other liability, contingent or otherwise, or of any agreement relating thereto or (ii) in default under or in violation of any order, writ, injunction or decree of any court, or in default under or in violation of any order, regulation or demand of any governmental instrumentality, other than for such defaults or violations under clauses (i) and (ii) above which taken in the aggregate do not have a Material Adverse Effect.
          Section 6.05 Title to Assets. Except as would not have a Material Adverse Effect, the Company and each Restricted Subsidiary have good and marketable title to their respective assets, subject to no Liens except Permitted Liens.
          Section 6.06 Payment of Taxes. The Company and each Subsidiary have filed all Federal and material state income and franchise tax returns, or extensions therefor, which, to the knowledge of the officers thereof, are required to be filed and have paid all material taxes shown on said returns and all material assessments which are due (other than those the amount or validity of which are currently being contested in good faith by appropriate proceedings). The Company and its officers know of no claims by any governmental authority for any unpaid taxes which claims in the aggregate would reasonably be expected to have a Material Adverse Effect.
          Section 6.07 Conflicting or Adverse Agreements or Restrictions. Neither the Company nor any Subsidiary is a party to any contract or agreement or subject to any restriction which has a Material Adverse Effect. Neither the execution nor delivery of this Agreement nor compliance with the terms and provisions hereof or of any instruments required hereby will be contrary to the provisions of, or constitute a default under, (i) the charter or by-laws of the Company or any Subsidiary or (ii) any law or any regulation, order, writ, injunction or decree of any court or governmental authority or any material agreement to which the Company or any Subsidiary is a party or by which it is bound or to which it is subject, except for such noncompliance or defaults referred to in this clause (ii) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          Section 6.08 Purpose of Loans. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. This Agreement and the transactions contemplated hereby comply in all respects with Regulations U, T and X of the Board of Governors of the Federal Reserve System. Neither the Company nor any agent acting on its behalf has taken any action which might cause this Agreement to violate Regulations U, T or X or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect on the date of any Loan.
          Section 6.09 Authority; Validity; Enforceability. The Company has the corporate power and authority to make and carry out this Agreement and the transactions contemplated herein, to make the borrowings provided for herein and to perform its obligations hereunder; and all such action has been duly authorized by all necessary corporate proceedings on its part. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and general principles of equity.

          Section 6.10 Consents or Approvals. No material order, consent, approval, license, authorization or validation of any governmental authority and no material registration or filing with or notice to any governmental authority is necessary to authorize or permit, or is required in connection with, the execution and delivery of this Agreement, the making of borrowings pursuant hereto or the performance of the obligations of the Company hereunder.
          Section 6.11 Compliance with Law and Contractual Obligations. Neither the Company nor any of its Subsidiaries is in violation of any Federal, state or local laws or orders affecting the Company or any Subsidiary or any of their businesses and operations which taken alone or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary (i) has failed to obtain any license, permit, franchise, consent or authorization of any governmental authority or (ii) is in non-compliance with any contractual obligation, in each case necessary to the ownership of its properties or the operation of its business, which failure or non-compliance would reasonably be expected to have a Material Adverse Effect.
          Section 6.12 ERISA. The Company and its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA. Neither the Company nor any Subsidiary, taken individually or in the aggregate, is obligated to pay any material accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code of 1986, as amended, or is obligated to pay any material liability to the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto under ERISA (the “PBGC”) (other than the payment of premiums to the PBGC as required by ERISA), in connection with any Plan.
          Section 6.13 Investment Company Act. Neither the Company nor any Subsidiary (i) is an investment company as that term is defined in the Investment Company Act of 1940, as amended, (ii) directly or indirectly controls or is controlled by a company which is an investment company as that term is defined in the Investment Company Act of 1940, as amended, or (iii) is otherwise subject to regulation under the Investment Company Act of 1940, as amended.
          Section 6.14 Disclosure. All material information furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender pursuant to the terms of this Agreement after the date hereof and concerning the historical operations of the Company, will not, when made, include any untrue statement of a fact that, individually or in the aggregate with any other such untrue statement, has a Material Adverse Effect.
ARTICLE VII.
CONDITIONS
          Section 7.01 Conditions Precedent to the Initial Extension of Credit. The obligation of the Lenders to fund the initial Borrowing is subject to satisfaction of the following conditions on or before the Closing Date:
     (a) The Administrative Agent shall have received on behalf of the Lenders from Counsel for the Company their opinion in the form attached hereto as Exhibit 7.01(a), with such changes therein as may be agreed upon by the Company and the Administrative Agent.
     (b) The Administrative Agent shall have received on behalf of the Lenders an Officer’s Certificate substantially in the form attached hereto as Exhibit 7.01(b).

     (c) The Administrative Agent and Arrangers shall have received all fees and other amounts payable in connection with this Agreement on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
     (d) The Existing Credit Agreements shall have been, or shall simultaneously be, terminated and all amounts outstanding thereunder paid in full.
     (e) The Company shall have delivered to the Administrative Agent and each Lender such other documentation as the Administrative Agent may reasonably request.
          Following the satisfaction of the conditions set forth in this Section 7.01, the Administrative Agent shall inform the Company and the Lenders in writing thereof.
          Section 7.02 Conditions Precedent to Each Extension of Credit. The obligation of the Lenders to fund each Borrowing (including, without limitation, the initial Borrowings) or any borrowing of Discretionary Revolving Loans and of the Issuing Lenders to issue, amend, renew or extend Letters of Credit (but, in the case of any amendment, only if such amendment has the effect of increasing the LC Exposure of any Lender holding Revolving Commitments or extending the maturity of the applicable Letter of Credit) is subject to satisfaction of the following additional conditions (in the case of a Discretionary Revolving Loan, unless otherwise agreed by the relevant Lender):
     (a) The Administrative Agent shall have received by telecopy or otherwise, the Notice of Conventional Revolving Borrowing required by Section 2.01(c), the Notice of Alternate Currency Borrowing required by Section 2.06(b) or notice of issuance, amendment, renewal or extension required by Section 2.11(b), or the Company and the relevant Lender shall have agreed on terms and conditions for such Discretionary Revolving Loan satisfactory to such Lender and the Company that are not inconsistent with the provisions of this Agreement.
     (b) After giving effect to such extension of credit, and to the application of the proceeds (if any) thereof, the representations and warranties contained in Article VI, other than the representations and warranties made by the Company in the last sentence of Section 6.02 and Sections 6.03 and 6.04, shall be true in all material respects on and as of the particular date of extension of credit as though made on and as of such date (except, in the case of any exhibit referred to in Article VI, to the extent such exhibit expressly relates to a prior date) and each such extension of credit shall be deemed to constitute a representation and warranty by the Company on the applicable date (except, in the case of any exhibit referred to in Article VI, to the extent such exhibit expressly relates to an earlier date) as to the matters set forth in Article VI (other than the representations and warranties made by the Company in the last sentence of Section 6.02 and in Sections 6.03 and 6.04).
     (c) No Default shall have occurred and be continuing or shall occur after giving effect to such extension of credit and the application of the proceeds (if any) thereof, and each such extension of credit shall be deemed to constitute a representation and warranty by the Company on the applicable date to such effect.
     (d) After giving effect to such extension of credit, and the application of the proceeds (if any) thereof, the sum of the aggregate outstanding principal amount of Conventional Revolving Loans, Discretionary Revolving Loans, Alternate Currency Loans (each calculated in its Dollar equivalent) and the aggregate LC Exposure shall not exceed the Revolving Commitments and the aggregate Dollar equivalent of the outstanding principal amount of

Alternate Currency Loans shall not exceed $300,000,000. Each such extension of credit shall be deemed to constitute a representation and warranty by the Company on the applicable date to such effect.
ARTICLE VIII.
AFFIRMATIVE COVENANTS
          The Company covenants and agrees that, so long as the Company may borrow hereunder and until payment in full of the Loans (including any Discretionary Revolving Loan, unless otherwise agreed by the Lender making such Loan) and until all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company will:
          Section 8.01 Certain Financial Covenants.
          Maintain at all times:
          (a) a Leverage Ratio of not more than 5.0 to 1.0
          and
     (b) a ratio of Consolidated Operating Cash Flow to Consolidated Interest Expense of not less than 2.0 to 1.0; provided that compliance with this Section 8.01(b) will not be required if and so long as the Index Debt of the Company is rated Baa2 (stable or positive) or better by Moody’s and BBB (stable or positive) or better by S&P.
          Section 8.02 Financial Statements and Information. Deliver to each of the Lenders (either in hard copy or electronically):
     (a) as soon as available, and in any event within 90 days, after the end of each fiscal year (i) a copy of the consolidated annual audited financial statements of the Company and its Subsidiaries for such fiscal year containing a balance sheet, an income statement, a statement of shareholders’ equity and a consolidated statement of cash flows, all in reasonable detail, together with the unqualified opinion of Deloitte & Touche or another independent certified public accountant of recognized national standing, that such statements have been prepared in accordance with GAAP, consistently applied, except as may be explained in such opinion, and fairly present in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis and the results of its and their operations as at the dates and for the periods indicated and (ii) a copy of the reconciliation sheet, certified by a financial officer of the Company, setting forth the adjustments required to the consolidated audited financial statements of the Company and its Subsidiaries referred to above in this paragraph (a) in order to arrive at the consolidated financial statements of the Company and its Restricted Subsidiaries;
     (b) as soon as available, and in any event within 60 days, after the end of each of the first three quarterly accounting periods in each fiscal year (i) a copy of the consolidated unaudited financial statements of the Company and its Subsidiaries as at the end of such quarter and for the period then ended, containing a balance sheet, an income statement, a statement of shareholders’ equity and a consolidated statement of cash flows, all in reasonable detail and certified by a financial officer of the Company to have been prepared in accordance with GAAP, consistently applied, except as may be explained in such certificate and except, in the case of interim statements, for year end audit adjustments and the absence of footnotes, and as fairly presenting in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis and the results of its and their operations as at the dates and for the periods indicated and (ii) a copy of the reconciliation sheet, certified by the Company, setting forth the adjustments required to the consolidated quarterly financial statements of the Company and its Subsidiaries referred to above in this paragraph (b) in order to arrive at the consolidated financial statements of the Company and its Restricted Subsidiaries;
     (c) promptly after the filing thereof, copies of all statements and reports filed with the Securities and Exchange Commission, other than Form S-8 registration statements and other reports relating to employee benefit plans, supplements to registration statements relating solely to the pricing of securities offerings for which registration statements were previously filed and Forms D;
     (d) promptly, and in any case within five Business Days, after any officer of the Company obtains knowledge that an Event of Default or Default has occurred, an Officer’s Certificate specifying the nature of such Event of Default or Default, the period of existence thereof, and what action the Company has taken and proposes to take with respect thereto; and
     (e) promptly after request, such additional financial or other information as the Administrative Agent or any Lender acting through the Administrative Agent may reasonably request from time to time.
          All financial statements specified in clauses (a) and (b) above shall be furnished with comparative consolidated figures for the corresponding period in the preceding year. Together with each delivery of financial statements required by clauses (a) and (b) above, the Company will deliver to each Lender (i) such schedules, computations and other information as may be required to demonstrate that the Company is in compliance with its covenants in Sections 8.01, 9.01(j), 9.03, 9.05 and 9.06 or reflecting any noncompliance therewith as at the applicable date, and (ii) an Officer’s Certificate stating that, to the knowledge of such officer, there exists no Default or Event of Default or if, to the knowledge of such officer any such Default or Event of Default exists, stating the nature thereof, the period of existence thereof, and what action the Company has taken and proposes to take with respect thereto. Each Lender is authorized to deliver a copy of any financial statement delivered to it to any regulatory body having jurisdiction over it and to any other Person as may be required by applicable law, rules and regulations.
          Financial statements required to be delivered pursuant to Section 8.02(a)(i) or (b)(i) or statements and reports required to be delivered pursuant to Section 8.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which notice is received by the Administrative Agent that such information has been posted on the Company’s website on the Internet at www.coxenterprises.com, at sec.gov/edgar/searchdgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge (except in the case of statements of beneficial ownership of securities on Form 3, 4, or 5 which shall be deemed to have been delivered when so posted regardless of whether such notice is received). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          Section 8.03 Existence; Compliance with Laws; Licenses, Franchises, Agreements and Other Obligations. Maintain its corporate existence, comply and cause its Subsidiaries to comply, in all respects material to the financial condition, business and properties of the Company and its Restricted Subsidiaries on a consolidated basis, with all applicable laws, regulations, licenses, permits, privileges, franchises and agreements and pay and cause its Subsidiaries to pay all Taxes, assessments, governmental charges and other obligations which if unpaid might become a Lien (other than a Permitted Lien) against the Property of the Company or a Restricted Subsidiary, except obligations being contested in good faith by appropriate proceedings.
          Section 8.04 Notice of Litigation and Other Matters. Promptly notify the Administrative Agent in writing of (i) any action, suit or proceeding pending or to the knowledge of the Company threatened, before any governmental authority (including, without limitation, any bankruptcy or similar proceeding by or against the Company or any Subsidiary) which, in the view of the Company, would reasonably be expected to have a Material Adverse Effect, (ii) the failure of any Unrestricted Subsidiary to pay when due (after giving effect to any grace period permitted from time to time) any Debt of such Unrestricted Subsidiary, the outstanding amount of which exceeds, singularly or in the aggregate, $50,000,000, or the holder of such Debt declares, or may declare, such Debt due prior to its stated maturity because of the occurrence of a default or other event thereunder or with respect thereto, if such failure, declaration or right to declare would reasonably be expected to have a Material Adverse Effect, (iii) any revocation, suspension or expiration (other than expiration at maturity in accordance with their terms) of Federal Communications Commission licenses or operating franchises which revocation, suspension or expiration would reasonably be expected to have a Material Adverse Effect and (iv) the designation by the Company of a Subsidiary as an Unrestricted Subsidiary pursuant to the terms hereof, which notice shall (A) set forth the calculations evidencing compliance with Section 8.01 after giving effect to such designation, determined in accordance with the most recent financial statements delivered to the Lenders pursuant to Section 6.02 or Section 8.02, as the case may be, and (B) be deemed to be a representation and warranty of the Company that at the time of such designation and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing. Promptly after the receipt by the Administrative Agent of any notice provided for in this Section 8.04, the Administrative Agent will provide the Lenders with a copy of such notice.
          Section 8.05 Books and Records. Maintain, and cause its Subsidiaries to maintain, proper books of record and account in accordance with GAAP and in accordance, in all material respects, with applicable corporate, securities and financial reporting laws.
          Section 8.06 Inspection of Property and Records. Permit any Person designated in writing by the Administrative Agent or any Lender acting through the Administrative Agent (i) to visit and inspect any of the properties of the Company and any Restricted Subsidiary and discuss its and their respective affairs and finances with its and their respective principal officers and to inspect any of the corporate books and financial records of the Company and any Restricted Subsidiary and (ii) from and after the occurrence of an Event of Default, to make copies of and abstracts from the books and records of account of the Company and its Restricted Subsidiaries, in each case all upon reasonable prior notice and at such times as the Administrative Agent or any Lender acting through the Administrative Agent may reasonably request. Notwithstanding Section 13.01, but without prejudice to any other provision contained herein, unless any such visit or inspection is conducted after the occurrence and during the continuance of a Default or an Event of Default, the Company shall not be required to pay any costs or expenses incurred by the Administrative Agent, any Lender or any other Person in connection with any such visit or inspection.
          Section 8.07 Maintenance of Property; Insurance. Except as would not reasonably be expected to have a Material Adverse Effect, cause its Property and the Property of its Subsidiaries to be maintained, preserved and protected and kept in good repair, working order and condition and maintain, and cause its Subsidiaries to maintain, insurance with responsible companies in such amounts and against such risks as is reasonably deemed appropriate by the Company.

          Section 8.08 ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, comply with the applicable provisions of ERISA and furnish to the Administrative Agent (i) as soon as possible, and in any event within 30 days after the Company or a duly appointed administrator of a Plan knows that any “reportable event” (as such term is defined in Section 4043 of ERISA), other than a reportable event for which the notice requirement has been waived by the PBGC under Sections 4043.22, 4043.23, 4043.27 through 4043.32 (inclusive) and 4043.34 of the PBGC regulations) with respect to any Plan has occurred, a statement of the chief financial officer of the Company setting forth details as to such reportable event and the action which the Company proposes to take with respect thereto, together with a copy of any notice of such reportable event given to the PBGC (provided that if such notice has not been submitted to the PBGC as of the date of the required notice to the Administrative Agent under this Section 8.08, a copy of such notice to the PBGC shall be provided to the Administrative Agent as of the date provided to the PBGC) and (ii) promptly after receipt thereof, a copy of any notice the Company, any Subsidiary or any member of the controlled group of corporations may receive from the PBGC relating to the intention of the PBGC to terminate any Plan.
ARTICLE IX.
NEGATIVE COVENANTS
          The Company covenants and agrees that, so long as the Company may borrow hereunder and until payment in full of the Loans (including any Discretionary Revolving Loan, unless otherwise agreed by the Lender making such Loan), and until all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed:
          Section 9.01 Liens. The Company will not and will not permit any Restricted Subsidiary to create or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except
     (a) Liens for Taxes, assessments, governmental charges and other similar obligations not yet due or which are being contested in good faith by appropriate proceedings;
     (b) other Liens incidental to the conduct of its business or the ownership of its assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
     (c) Liens on assets of a Restricted Subsidiary to secure obligations of such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary;
     (d) (i) Liens existing on the date hereof which are described in Exhibit 9.01(d) attached hereto or which secure Debt reflected in the consolidated financial statements of the Company referred to in Section 6.02 and (ii) Liens on Property that were existing at the time of the acquisition thereof by the Company or any Restricted Subsidiary or placed thereon to secure a portion of the purchase price thereof;
     (e) Liens on Property acquired after the date hereof, existing at the time of acquisition thereof by the Company or any Restricted Subsidiary or placed thereon within one year of such acquisition to secure a portion of the purchase price thereof; provided that no such Lien may encumber or cover any other Property of such Restricted Subsidiary, of the Company or of any other Restricted Subsidiary;

     (f) Liens on the stock of Unrestricted Subsidiaries;
     (g) to the extent not covered by clause (b) above, Liens of attachment, judgments or awards in respect of which adequate reserves have been established in accordance with GAAP and which do not constitute an Event of Default;
     (h) Liens securing interest rate and currency hedging arrangements in a notional amount which, when taken together with the notional amounts of all other outstanding hedging arrangements secured in accordance with this clause (h), does not at the time incurred exceed $100,000,000, so long as (i) the related Debt is permitted to be incurred in accordance with the terms hereof and (ii) such arrangements are entered into by the Company or any Subsidiary solely for risk management purposes;
     (i) Liens on property subject to sale and leaseback transactions, and any renewals or extensions thereof, so long as the Debt secured thereby does not exceed $50,000,000 in the aggregate at any one time; and
     (j) other Liens on Property of the Company and its Restricted Subsidiaries having an aggregate value of not more than the greater of $125,000,000 or 15% of Consolidated Net Worth as of the end of each fiscal quarter.
          Section 9.02 Merger; Consolidation; Disposition of Assets. The Company will not merge or consolidate with any other corporation or sell or dispose of all or substantially all of its assets unless the Company shall be the continuing or surviving corporation and both before and after giving effect to such merger or consolidation no Default or Event of Default shall exist; provided that nothing in this Section 9.02 shall be construed to prohibit the Company from reincorporating in another U.S. jurisdiction or changing its form of organization within the United States, if such reincorporation or change would not reasonably be expected to be materially adverse to the Lenders. The Company will not and will not permit any Restricted Subsidiary to sell, lease or transfer or otherwise dispose of (whether in one transaction or a series of transactions), its assets that are material to the business, operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, other than inventory in the ordinary course of business and stock of Unrestricted Subsidiaries, unless both before and after giving effect to such disposition no Default or Event of Default shall exist.
          Section 9.03 Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, pay or declare any dividend (exclusive of stock dividends and cash dividends paid by the Subsidiaries to the Company or to Restricted Subsidiaries) or redeem or acquire, directly or indirectly, any of the stock of the Company or such Subsidiary (other than, in the case of a Subsidiary, stock held directly or indirectly by the Company) or any warrant or option to purchase any of such stock (any of the foregoing, a “Restricted Payment”) in excess of $250,000,000 in aggregate Restricted Payments in any calendar year, if (a) the Leverage Ratio would have exceeded 5.0 to 1.0 as of the end of the four fiscal quarter period most recently ended on a pro forma basis as if such Restricted Payment had occurred and all Consolidated Debt incurred in connection therewith had been incurred on the last day of such four fiscal quarter period, or (b) the Company is not in compliance with its obligations under clauses (a) and (b) (and the related provisions of the second to last paragraph) of Section 8.02. Notwithstanding the foregoing, there shall not be included in the foregoing limitations or computations (A) exchanges of stock for other stock, (B) retirements of stock out of the proceeds of the sale of other stock after the date hereof, (C) net acquisitions after giving effect to stock issuances to employees by the Company of its stock from certain employees of the Company pursuant to the Company’s stock repurchase agreements in an aggregate amount not to exceed $10,000,000 in any one calendar year, or (D) purchases or other acquisitions in arm’s-length transactions of the capital stock of any Subsidiary not Wholly Owned by the Company from stockholders of such Subsidiary that are not members of the Cox Family.
          Section 9.04 Limitation on Margin Stock. The Company will not and will not permit any Subsidiary to own or acquire Margin Stock such that at any time any extension of credit under this Agreement shall be in violation of Regulation U of the Federal Reserve System.
          Section 9.05 Loans and Advances to and Investments in Unrestricted Subsidiaries. The Company will not and will not permit any Restricted Subsidiary to make any loan or advance to, or any capital contribution to or other investment in (any of the foregoing, an “Investment”) any Unrestricted Subsidiary, if at the time of such Investment, and after giving effect thereto, (a) the Leverage Ratio would have exceeded 5.0 to 1.0 as of the end of the four fiscal quarter period most recently ended on a pro forma basis as if such Investment had occurred on the first day of such four fiscal quarter period, unless such Investment is on terms which are no less favorable to the Company or Restricted Subsidiary, as the case may be, than would obtain in a comparable arm’s-length transaction with an unaffiliated Person, or (b) a Default or Event of Default shall have occurred and be continuing; provided that so long as no Event of Default shall have occurred and be continuing, the Company and its Restricted Subsidiaries may (i) make Investments in an aggregate amount not to exceed $250,000,000 per calendar year and (ii) continue to make Investments consisting of obligations of Unrestricted Subsidiaries to the Company and its Restricted Subsidiaries arising in the ordinary course of business as a result of short-term advances and/or pooling of cash in connection with cash management programs.
          Section 9.06 Subsidiary Debt. The Company will not permit any Restricted Subsidiary to create, incur or suffer to exist any Debt except:
     (a) Debt outstanding on the date hereof which is reflected in the consolidated financial statements of the Company referred to in Section 6.02; and
     (b) additional Debt in an amount which, when taken together with all other outstanding Debt incurred in reliance on this clause (b) and, without duplication, all outstanding Debt of the Company and its Restricted Subsidiaries secured by Liens incurred in reliance on Section 9.01(j), does not at the time it is incurred exceed the greater of $125,000,000 or 15% of Consolidated Net Worth.
          For the purposes of this Section 9.06, liabilities in respect of Hybrid Equity Securities, issued by a Restricted Subsidiary that is a special purpose entity which was formed for the purpose of issuing Hybrid Equity Securities and which has no other business or operating assets, for amounts reflecting the Hybrid Equity Attribution (if any) allocable to such Hybrid Equity Securities will not be counted as Debt of such Restricted Subsidiary.
          Section 9.07 Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate of the Company other than (a) with the Company or one or more Restricted Subsidiaries, (b) transactions that are otherwise permitted by Section 9.03, (c) transactions with one or more Unrestricted Subsidiaries that are otherwise permitted by Section 9.05, (d) transactions on terms and conditions substantially as favorable to the Company or such Restricted Subsidiary, taken as a whole, as would be obtainable by the Company or such Restricted Subsidiary at the time in comparable arm’s length transactions with Persons other than Affiliates of the Company, (e) transactions involving the Company and its Restricted Subsidiaries exclusively, (f) cash management arrangements in the normal course of business, (g) any executive or employee incentive or compensation plan, contract or other arrangement (including any loans or extensions of credit in connection therewith) if such plan, contract or arrangement is approved either by the stockholders of the Company (in accordance with such voting requirements as may be applicable) or by the Board of Directors (or similar governing body) of the Company (or any committee thereof) by unanimous consent or at a meeting at which a quorum of disinterested directors is present or by any person designated by such Board of Directors (or similar governing body) or committee thereof by unanimous consent or at such a meeting to approve such agreements on behalf of the Company, (h) any tax sharing agreement with the Company’s Affiliates; provided that any such tax sharing agreement shall apportion tax liabilities between or among the parties based on factors customarily used in similar agreements to determine such apportionment, and (i) transactions having a value, in the aggregate for all such transactions in any fiscal year, not greater than $50,000,000.
ARTICLE X.
EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing, then the Administrative Agent may, with the consent of the Majority Lenders, and shall, upon the direction of the Majority Lenders, upon notice to the Company (i) terminate the Commitments and the obligation of the Issuing Lenders to issue any Letter of Credit and declare all Loans then outstanding hereunder (together with all interest accrued and unpaid thereon and all other amounts owing or payable hereunder) to be immediately due and payable, and thereupon the Commitments shall immediately be terminated and all Loans (together with such interest and other amounts) shall become and be immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice of any kind to the Company, all of which are hereby expressly waived; provided that, in the case of an event described in Sections 10.09 through 10.12, inclusive, with respect to the Company, the Commitments and the obligation of the Issuing Lenders to issue Letters of Credit shall automatically terminate and all Loans then outstanding hereunder (together with such interest and other amounts) shall automatically become immediately due and payable without any required action or notice by the Administrative Agent or Lenders and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind to the Company, all of which are hereby expressly waived:
          Section 10.01 Failure to Pay Principal or Interest. The Company does not pay or prepay any principal of any Loan or any LC Disbursement within five days after the date due or the Company does not pay or prepay any interest on any Loan or any LC Disbursement (i) on or before five days after actual receipt of oral or written notice from the Administrative Agent as to the amount of interest due, but in no event shall the Company be required to pay or prepay any such interest prior to the date due, or (ii) within 10 days after the due date thereof if no notice is actually received by the Company from the Administrative Agent with respect to the amount of interest due; or
          Section 10.02 Failure to Pay Other Sums. The Company does not pay any sums (other than payments of principal and interest on the Loans or of LC Disbursements or interest thereon, in each case covered by Section 10.01) payable to the Administrative Agent or any Lender under the terms of this Agreement (including, without limitation, amounts due and payable under Section 3.02(a)) within 10 days after the date due (or, in the case of the Commitment Fees or LC Participation Fees payable to the Administrative Agent for the account of each Lender pursuant to Section 4.03 or 4.04, 10 days after written notice of nonpayment has been received by the Company from the Administrative Agent or any Lender); or
          Section 10.03 Failure to Pay or Acceleration of Other Debt. (i) The Company or any Restricted Subsidiary does not pay when due any other Debt of the Company or any Restricted Subsidiary, the outstanding amount of which exceeds, singularly or in the aggregate, $50,000,000, in respect of which any applicable grace period has expired, provided that a default under other Debt of the Company or any Restricted Subsidiary as described in this clause (i) shall not constitute an Event of Default under this Agreement if such default is the result of a failure to pay caused by an error or omission of an administrative or operational nature and funds were available to enable the Company or such Restricted Subsidiary to make the payment when due, unless either (x) the Company or such Restricted Subsidiary is aware of such default and, if no grace period of at least 3 days is provided for under the other Debt, 3 days have passed since the Company or Restricted Subsidiary became aware of such default without the curing of the default, or (y) such other Debt has become due prior to the maturity thereof; and provided further that, during the continuance of any applicable grace period or such 3 day period, any such failure to pay such other Debt when due shall constitute a Default (but not an Event of Default) hereunder; or (ii) the Company or any Restricted Subsidiary shall otherwise default under any other Debt of the Company or any Restricted Subsidiary, the outstanding amount of which exceeds, singularly or in the aggregate, $50,000,000, in respect of which any applicable notice has been given and such Debt has been declared due prior to any maturity thereof; provided that during the continuance of any applicable grace period with respect thereto, such event shall constitute a Default (but not an Event of Default) hereunder; or
          Section 10.04 Misrepresentation or Breach of Warranty. (i) Any representation or warranty made or deemed made by the Company herein or (ii) any other written or formally presented information provided by the Company pursuant to this Agreement after the date hereof concerning the historical operations of the Company, when made or deemed made, shall be incorrect in any material respect; or
          Section 10.05 Violation of Certain Covenants. The Company violates any covenant, agreement or condition contained in Article V or Section 8.01 or Article IX; or
          Section 10.06 Violation of Other Covenants, etc. The Company violates any other covenant, agreement or condition contained herein and such violation shall not have been remedied within 30 days after written notice has been received by the Company from the Administrative Agent or any Lender; or
          Section 10.07 Undischarged Judgment. Final judgment for the payment of money in excess of $50,000,000 (excluding any amount as to which an insurer having an A.M. Best rating of “A” or better and being in a financial size category of XII or better (as such category is defined as of the date hereof) has acknowledged liability) shall be rendered against the Company or any Significant Subsidiary and the same shall remain undischarged for a period of 30 days during which period execution shall not be effectively stayed; or
          Section 10.08 Change of Control. The Cox Family shall cease at any time to Control the Company; or
          Section 10.09 Assignment for Benefit of Creditors or Nonpayment of Debts. The Company or any Significant Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or
          Section 10.10 Voluntary Bankruptcy. The Company or any Significant Subsidiary petitions or applies to any tribunal for or consents to the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Significant Subsidiary, or of any substantial part of the assets of the Company or any Significant Subsidiary, or commences any case or proceedings relating to the Company or any Significant Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction; or
          Section 10.11 Involuntary Bankruptcy. Any such petition or application is filed, or any such case or proceedings are commenced, against the Company or any Significant Subsidiary, and (a) the Company or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or (b) an order for relief is entered in an involuntary case under the bankruptcy law of the United States of America, or (c) an order, judgment or decree is entered appointing such trustee, receiver, custodian, liquidator or similar official or adjudicating the Company or any Significant Subsidiary bankrupt or insolvent, or approving the petition in any such case or proceedings, or (d) such petition, application, case or proceeding continues for 60 days without having been dismissed or discharged; or
          Section 10.12 Dissolution. Any order is entered in any proceeding against the Company or any Significant Subsidiary decreeing the dissolution or split-up of the Company or such Significant Subsidiary, and such order remains unstayed and in effect for 60 days.
ARTICLE XI.
MODIFICATIONS, AMENDMENTS OR WAIVERS
          Any of the provisions of this Agreement may from time to time be modified or amended by, or waived with (i) the written consent of the Majority Lenders with respect to the provisions that relate to Loans other than Alternate Currency Loans, and (ii) the written consent of the Alternate Currency Majority Lenders with respect to provisions that relate to Alternate Currency Loans; provided that no such waiver, modification or amendment may be made which will:
     (a) increase the amount or extend the term of the Commitment of any Lender hereunder, without the prior written consent of such Lender; or
     (b) extend the time for payment of principal of or interest on any Loan or of any LC Disbursement or interest thereon, or the time for payment of any Commitment Fee or LC Participation Fee, or waive an Event of Default with respect to payment of any LC Disbursement, principal, interest or fee, or reduce the principal amount of or the rate of interest on any Loan or any LC Disbursement, or otherwise affect the terms of payment of the principal of or interest (other than to increase the interest rate or the Commitment Fees or LC Participation Fees, which may be effected with the written consent of the Majority Lenders) on any Loan or any LC Disbursement, or reduce the amount of the Commitment Fees or LC Participation Fees, or otherwise affect the terms of payment of any such fee, without the prior written consent of the affected Lender; or
     (c) change the definition of Majority Lenders without the prior written consent of all the Lenders; or
     (d) change the definition of Alternate Currency Majority Lenders without the prior written consent of all the Alternate Currency Lenders; or
     (e) waive, modify or amend the provisions of Article V or this Article XI or any other provision of this Agreement that requires the consent of all of the Lenders without the prior written consent of all the Lenders; or

     (f) waive, modify or amend the provisions of Article XII or amend, modify or otherwise affect the rights or duties of the Administrative Agent, without the prior written consent of the Administrative Agent; or
     (g) amend, modify or otherwise affect the rights or duties of the Issuing Lenders hereunder without the prior written consent of the Issuing Lenders.
          No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy or any abandonment or discontinuance of steps to enforce such a power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy hereunder. The remedies provided for in this Agreement are cumulative and not exclusive of any remedies provided by law or in equity. No modification or waiver of any provision of this Agreement nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.
ARTICLE XII.
THE ADMINISTRATIVE AGENT
          Section 12.01 Appointment of Administrative Agent. Each of the Lenders irrevocably appoints and authorizes the Administrative Agent to act on its behalf under this Agreement, and to exercise such powers hereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof, together with such powers as may be reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.
          Section 12.02 Indemnification of Administrative Agent. The Administrative Agent shall not be required to take any action hereunder or to prosecute or defend any suit in respect of this Agreement, unless indemnified to its satisfaction by the Lenders against loss, cost, liability and expense. If any indemnity furnished to the Administrative Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, the Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts (determined in its Dollar equivalent with respect to any such amounts that represent Alternate Currency Loans outstanding) of the Loans and the LC Exposure then held by each of them (or if no LC Exposure and Loans are at the time outstanding, ratably according to the respective amount of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any action taken or omitted by the Administrative Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

          Section 12.03 Limitation of Liability. Neither the Administrative Agent nor any of its directors, officers, employees, attorneys or agents shall be liable for any action taken or omitted by it or them hereunder, or in connection herewith, (i) with the consent or at the request of the Majority Lenders, or (ii) in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (t) except as expressly set forth herein, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity, (u) may treat the payee with respect to any Loan as the proper payee thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (v) may consult with legal counsel (including Counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (w) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (x) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, or to inspect the Property (including the books and records) of the Company; (y) shall not be responsible to any Lender for the due execution, legality, validity, enforceability and genuineness of this Agreement, or any other instrument or document furnished pursuant hereto; and (z) shall incur no liability under or in respect of this Agreement by acting upon any notice or consent (whether oral or written and whether by telephone, telegram, cable or telex), certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and communicated, signed or sent by the proper Person or Persons.
          Section 12.04 Independent Credit Decision. Each Lender agrees that it has relied solely upon its independent review of the financial statements of the Company and all other representations and warranties made by the Company herein or otherwise in making the credit decisions preliminary to entering into this Agreement and agrees that it will continue to rely solely upon its independent review of the facts and circumstances of the Company in making future decisions with respect to this Agreement and the Loans and the LC Exposure. Each Lender agrees that it has not relied and will not rely upon the Administrative Agent or any other Lender respecting the ability of the Company to perform its obligations pursuant to this Agreement.
          Section 12.05 Rights of JPMCB. With respect to its Commitment (including, without limitation, its Alternate Currency Commitment), its participation in Letters of Credit, the Letters of Credit issued by it and the Loans made by it, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMCB in its individual capacity. JPMCB and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company, any of the Subsidiaries and any Person or entity who may do business with or own securities of any of them or of their subsidiaries, all as if JPMCB were not the Administrative Agent and without any duty to account therefor to the Lenders.
          Section 12.06 Successor to the Administrative Agent. The Administrative Agent may resign at any time as Administrative Agent under this Agreement, by giving 30 days’ prior written notice thereof to the Lenders and the Company and may be removed as Administrative Agent under this Agreement, at any time with or without cause by the Company and the Majority Lenders. Upon any such resignation or removal, the Company (with the consent of the Majority Lenders, which shall not be unreasonably withheld) shall have the right to appoint a successor Administrative Agent thereunder. If no successor Administrative Agent shall have been so appointed by the Company (with the consent of the

Majority Lenders), and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent under this Agreement by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal as Administrative Agent under this Agreement, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
          Section 12.07 Other Agents and Sub-Agents. None of the Arrangers, Syndication Agents or Documentation Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such and the rights herein specifically granted to the Arrangers. Without limiting the foregoing, none of the Arrangers, Syndication Agents or Documentation Agents shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on the Administrative Agent or any of the Arrangers, Syndication Agents or Documentation Agents or any representative, co-agent or sub-agent acting with or for any of them in deciding to enter into this Agreement or in taking or not taking action hereunder. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.
ARTICLE XIII.
MISCELLANEOUS
          Section 13.01 Payment of Expenses. Any provision hereof to the contrary notwithstanding (other than the last sentence of Section 8.06), and whether or not the transactions contemplated by this Agreement shall be consummated, the Company agrees to pay on demand (i) all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement and all amendments hereto (including, without limitation, waivers hereunder and workouts with respect to Loans hereunder), and the other instruments and documents to be delivered hereunder or with respect to any amendment hereto, including, without limitation, the reasonable fees and out-of-pocket expenses of any counsel for the Administrative Agent with respect thereto, (ii) all reasonable increases in costs and expenses of the Administrative Agent and the Lenders or any Lender (including reasonable counsel fees and expenses, including reasonable allocated costs of in-house legal counsel to the Administrative Agent or any Lender), if any, in connection with the administration of this Agreement after the occurrence of a Default (in the case of the Administrative Agent only) or Event of Default (in the case of the Administrative Agent and the Lenders or any Lender) and so long as the same is continuing, and (iii) all reasonable costs and expenses of the Administrative Agent and the Lenders or any Lender (including reasonable counsel fees and expenses, including reasonable allocated costs of in-house legal counsel to the Administrative Agent or any Lender), if any, in connection with the enforcement of this Agreement and the other instruments and documents to be delivered hereunder. The obligations of the Company under this Section 13.01 shall survive the termination of this Agreement and the payment of the Loans. It is understood that except as set forth in Section 2.10 the Company shall not be responsible for any costs, fees or expenses related to any assignment or participation by any Lender of any of its rights hereunder (including its Commitment, the Loans made by it or its participation in any Letters or Credit).
          Section 13.02 Notices. The Administrative Agent or any Lender giving consent or notice to the Company provided for hereunder shall notify each Lender and the Administrative Agent thereof; provided that consents and notices by a Lender with respect to Discretionary Revolving Loans need only be given to the Administrative Agent. In the event that any Lender shall transfer any Loan in accordance with Section 13.07(c), it shall immediately so advise the Administrative Agent which shall be entitled to assume conclusively that no transfer of any Loan has been made by any Lender unless and until the Administrative Agent receives written notice to the contrary. Except as otherwise specifically permitted by this Agreement with respect to oral Notices of Borrowing, notices and other communications provided for herein shall be in writing (including facsimile or electronic communication) and shall be delivered, mailed, or transmitted addressed to the addresses set forth on the Administrative Questionnaires (or, as to the Company or the Administrative Agent, at such other address as shall be designated by such party to the other parties in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent). The Administrative Agent will provide copies of the addresses set forth on the Administrative Questionnaires to the Company upon request. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given upon receipt. The Administrative Agent and the Lenders may at any time waive any requirement for notice hereunder.
          Section 13.03 Setoff. If one or more Events of Default as defined herein shall occur and be continuing, any Lender which is owed any obligation hereunder (“Depositary”) shall have the right, in addition to all other rights and remedies available to it, and is hereby authorized, to the extent permitted by applicable law, at any time and from time to time, without notice to the Company (any such notice being hereby expressly waived by the Company), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness (whether or not then due and payable) at any time owing by the Depositary to or for the credit or the account of the Company, against any and all of the obligations of the Company now or hereafter existing under this Agreement, irrespective of whether or not the Depositary shall have made any demand for satisfaction of such obligations and although such obligations may be unmatured. Each Depositary agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Depositary under this Section 13.03 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Depositary may have hereunder or under any applicable law. Each Depositary agrees that (i) if it shall exercise any such right of banker’s lien, setoff, counterclaim or similar right pursuant hereto, it will apply the proceeds thereof first to the payment of Loans (other than Discretionary Revolving Loans) and LC Disbursements outstanding hereunder and thereafter to the payment of Discretionary Revolving Loans which may be owing to it and (ii) if it shall through the exercise of a right of banker’s lien, setoff, counterclaim or otherwise obtain payment of a proportion of the Loans (other than Discretionary Revolving Loans) and participations in LC Disbursements held by it in excess of the proportion of the Loans (other than Discretionary Revolving Loans) and participations in LC Disbursements of each of the other Depositaries being paid simultaneously, it shall be deemed to have simultaneously purchased from each other Depositary a participation in the Loans (other than Discretionary Revolving Loans) and participations in LC Disbursements owed to such other Depositaries so that the amount of unpaid Loans (other than Discretionary Revolving Loans) and participations therein and participations in LC Disbursements held by all Depositaries shall be proportionate to the original principal amount of the Loans (other than Discretionary Revolving Loans) and participations in LC

Disbursements held by them; provided that for purposes of this Section 13.03, the equivalent in Dollars of any Alternate Currency or the equivalent in any Alternate Currency of Dollars received hereunder, shall be determined in accordance with Section 2.07(a); and in each case it shall promptly remit to each such Depositary the amount of the participation thus deemed to have been purchased. The Company expressly consents to the foregoing arrangements, and in furtherance thereof, agrees that at such time as an Event of Default hereunder has occurred, the Administrative Agent shall provide to each Lender a schedule setting forth the Commitment (including and describing as a separate item the Alternate Currency Commitment, if any) of each Lender hereunder to permit each Lender to correctly determine the portion which its Commitment hereunder bears to the aggregate of all Commitments hereunder. If all or any portion of any such excess payment is thereafter recovered from the Depositary which received the same, the purchase provided for herein shall be deemed to have been rescinded to the extent of such recovery, without interest.
          Section 13.04 Indemnity and Judgments. (a) The Company agrees to indemnify each of the Administrative Agent, Arrangers, Syndication Agents, Documentation Agents, Lenders and Issuing Lenders and each of their respective directors, officers, employees, agents, attorneys, controlling persons and Affiliates from and hold each harmless against any and all losses, costs, liabilities, claims, damages and expenses incurred by any of the foregoing Persons (collectively, the “indemnified liabilities”), including, without limitation, attorneys’ fees, settlement costs, court costs and other legal expenses, arising out of or by reason of any participation in, or any action or omission in connection with, this Agreement or any Loan (including any Discretionary Revolving Loan) hereunder or any Letter of Credit issued hereunder (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or any investigation, litigation or other proceedings brought or threatened relating thereto, or to any use or proposed use to be made by the Company or any Subsidiary of the Loans or Letters of Credit, but, in the case only of Lenders or Issuing Lenders other than the Administrative Agent, Arrangers, Syndication Agents and Documentation Agents, only to the extent that the indemnified liabilities arise out of or by reason of claims made by Persons other than the Administrative Agent, Arrangers, Syndication Agents, Documentation Agents or Lenders; provided that no such Person shall be entitled to be indemnified and held harmless against any such indemnified liabilities arising out of or by reason of the gross negligence or willful misconduct of such Person. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any of the Lenders, Administrative Agent, Arrangers, Syndication Agents and Documentation Agents or any of their respective directors, officers, employees, agents, attorneys, controlling persons and Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in an Alternate Currency into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be at the rate of exchange determined in accordance with Section 2.07(a) two Business Days prior to the date on which final judgment is given.
          (c) The obligation of the Company in respect of any sum due in any Alternate Currency from it to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in the Judgment Currency, such Lender or the Administrative Agent (as the case may be) may, in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent (as the case may be) in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be) in the Agreement Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Company such excess.
          (d) The obligations of the Company under this Section 13.04 shall survive the termination of this Agreement and the payment of all Loans and other amounts owing hereunder.
          Section 13.05 Interest. Anything in this Agreement to the contrary notwithstanding, the Company shall never be required to pay unearned interest on any Loan and shall never be required to pay interest on any Loan at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under this Agreement would exceed the Highest Lawful Rate, or if any Lender shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Agreement to a rate in excess of the Highest Lawful Rate, then (i) in lieu of the amount of interest which would otherwise be payable under this Agreement, the Company shall pay the Highest Lawful Rate, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be credited on the principal of such Loan, and, thereafter, refunded to the Company. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any Lender under this Agreement, that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to such Lender (such Highest Lawful Rate being such Lender’s “Maximum Permissible Rate”), shall be made, to the extent permitted by usury laws applicable to such Lender (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loans all interest at any time contracted for, charged or received by such Lender in connection therewith. If at any time and from time to time (y) the amount of interest payable to any Lender on any date shall be computed at such Lender’s Maximum Permissible Rate pursuant to this Section 13.05 and (z) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at such Lender’s Maximum Permissible Rate, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at such Lender’s Maximum Permissible Rate until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section.
          Section 13.06 Governing Law; Submission to Jurisdiction; Venue.
          (a) THIS AGREEMENT AND OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO BE CONTRACTS AND AGREEMENTS EXECUTED BY THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF SAID STATE AND OF THE UNITED STATES. Without limitation of the foregoing, nothing in this Agreement shall be deemed to constitute a waiver of any rights which any Lender may have under applicable Federal law relating to the amount of interest which such Lender may contract for, take, receive or charge in respect of any Loans, including any right to take, receive, reserve and charge interest at the rate allowed by the laws of the state where such Lender is located. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in New York City or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, the Company hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address for notices pursuant to Section 13.02, such service to become effective 15 days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.
          (b) The Company irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
          Section 13.07 Survival of Representations and Warranties; Binding Effect; Assignment.
          (a) All representations, warranties and covenants contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. This Agreement shall become effective when it shall have been executed by the Company, the Administrative Agent and each of the Lenders, and thereafter shall be binding upon and inure to the benefit of the Company, the Administrative Agent and the Lenders, and their respective successors and assigns, except that the Company shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of each Lender.
          (b) Each Lender may grant participations to one or more Financial Institutions in or to all or any part of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment) pursuant to such participation agreements and certificates as are customary in the banking industry; provided that (i) such Lender’s obligations under this Agreement (including, without limitation its Commitment to the Company hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, including without limitation, such Lender’s rights under Article XI hereof. In connection with any such participation, each Lender may deliver such financial information concerning the Company and its Subsidiaries to permit such participant to make an informed and independent credit decision concerning such participation; provided that each such Lender shall obtain from each such participant an agreement to the effect that all such information delivered to it in connection with such participation shall be treated in accordance with the provisions of Section 13.14. Upon request of the Company, each Lender shall give prompt notice to the Company of each such participation to Financial Institutions that are not Affiliates of such Lender, identifying each such participant and the interest acquired by each such participant. This Agreement shall not be construed so as to confer any right or benefit upon any Person, including, without limitation, any Financial Institution acquiring a participation in any Loan, other than the parties to this Agreement, except that any Financial Institution acquiring a participation shall be entitled to the benefits conferred upon the Lenders by Sections 2.02(e)-(f) and 2.03, as limited or modified by Sections 2.02(g) and 2.04 (provided that the cost to the Company is not in excess of what such cost would have been had such participation not been granted).
          (c) Subject to the prior written consent of the Company, the Administrative Agent and each Issuing Lender (which consents shall not be unreasonably withheld or delayed), each Lender may assign to a bank or other Person all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, Loans or Letters of Credit); provided that (i) each such assignment shall be in an amount equal to or greater than $5,000,000, with respect to assignments of a Lender’s Revolving Commitment or Conventional Revolving Loans (in each case, except in the case of assignments to Lenders or Lender Affiliates, assignment of the assigning Lender’s entire remaining commitment or unless otherwise agreed by the Company), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one class of Commitments or Loans, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption in substantially the form of Exhibit 13.07(c) attached hereto (the “Assignment and Assumption”), together with a processing and recordation fee of $3,500; provided that (y) such recordation fee shall not be payable if such transfer is made pursuant to Sections 2.02(d) or (f)(vi) and (z) under no circumstances will such recordation fee be payable by the Company, and provided, further, that any consent of the Company required under this paragraph shall not be required for assignments to Lenders, Lender Affiliates or an Approved Fund, or in the event an Event of Default has occurred and is continuing, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be the date on which such Assignment and Assumption is accepted by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (d) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, and such Granting Lender shall be liable hereunder generally for all acts and omissions of such SPC as if such acts and omissions were committed by such Granting Lender; (iii) the SPC shall have no rights or benefits under this Agreement or any Note or any other related documents (its rights against such Granting Lender being as set forth in any agreements between such SPC and such Granting Lender), and shall not constitute a “Lender” hereunder; (iv) all amounts payable by the Company to the Granting Lender shall be determined as if such Granting Lender had not granted such option, and as if such Granting Lender were funding each of its Loans and its share of the Commitments in the same way that it is funding the portion of such Loans and its share of the Loan Commitments in which no such option has been granted; and (v) in no event shall a Granting Lender agree with an SPC to take or refrain from taking any action hereunder or under any Note or any other related document, except that such Granting Lender may agree with the SPC that it will not, without the consent of the SPC, agree to any modification, supplement or waiver of this Section 13.07(d). The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender), (ii) no SPC shall be entitled to the benefits of Sections 2.02(d), (e) or (f) (or any other increased costs protection provision) other than as contemplated by clause (iv) of the second preceding sentence and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of this Agreement or any related document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.07(d) any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender or to any Financial Institutions (consented to by the Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC, provided that prior to any such disclosure, such rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement shall undertake in writing to preserve the confidentiality of such information. This Section may not be amended without the written consent of the SPC.
          (e) By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its respective obligations under this Agreement; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Sections 6.02 and 8.02 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with its terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (f) The Administrative Agent shall maintain at its address referred to in Section 13.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans, including Discretionary Revolving Loans, if any, owing to, each Lender, and participations in LC Disbursements held by each Lender, in each case from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (g) Upon its receipt of an Assignment and Assumption executed by an assigning Lender, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit 13.07(c) attached hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.
          (h) Notwithstanding any other provision in this Agreement, any Lender may at any time, without the consent of the Company, the Administrative Agent or any Issuing Lender, assign or pledge all or any portion of its rights under this Agreement (including, without limitation, the Loans) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Company shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Company by the assigning Lender hereunder.
          Section 13.08 Counterparts. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts. When counterparts executed by all the parties shall have been delivered to the Administrative Agent, this Agreement shall become effective, and at such time the Administrative Agent shall notify the Company and each Lender. Each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 13.09 Severability. Should any clause, sentence, paragraph or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.
          Section 13.10 Descriptive Headings. The section headings in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Agreement.
          Section 13.11 Representation of the Lenders. Each Lender hereby represents and warrants that it is not relying upon any Margin Stock as collateral in extending or maintaining the credit to the Company represented by this Agreement.

          Section 13.12 Final Agreement of the Parties. This Agreement (including the Exhibits hereto) represents the final agreement of the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties.
          Section 13.13 Waiver of Jury Trial. THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
          Section 13.14 Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 13.14, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than the Company or any of its agents. For the purposes of this Section 13.14, “Information” means all information received from or on behalf of the Company or any of its Subsidiaries relating to the Company, any of its Subsidiaries, or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section 13.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Section 13.15 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.
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          IN WITNESS WHEREOF this Agreement has been executed by the duly authorized signatories of the parties hereto in several counterparts all as of the day and year first above written.

COX ENTERPRISES, INC.
By	/s/ Susan W. Coker /s/
	Name:	Susan W. Coker
	Title:	Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent
By	/s/ John Kowalczuk /s/
	Name:	John Kowalczuk
	Title:	Vice President

CITIBANK, N.A.
By	/s/ Robert F. Parr /s/
	Name:	Robert F. Parr
	Title:	Managing Director

LEHMAN COMMERCIAL PAPER INC.
By	/s/ Janine M. Shugan /s/
	Name:	Janine M. Shugan
	Title:	Authorized Signatory

WACHOVIA BANK, NATIONAL ASSOCIATION
By	/s/ John D. Brady /s/
	Name:	John D. Brady
	Title:	Director

Credit Agreement — Cox Enterprises, Inc.

BARCLAYS BANK PLC
By	/s/ David Barton /s/
	Name:	David Barton
	Title:	Associate Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH
By	/s/ Karen Ossolinski /s/
	Name:	Karen Ossolinski
	Title:	Authorized Signatory

BANK OF AMERICA, N.A.
By	/s/ Christopher T. Ray /s/
	Name:	Christopher T. Ray
	Title:	Vice President

THE BANK OF NOVA SCOTIA
By	/s/ Jose B. Carlos /s/
	Name:	Jose B. Carlos
	Title:	Authorized Signatory

CALYON, NEW YORK BRANCH
By	/s/ W. Michael George /s/
	Name:	W. Michael George
	Title:	Managing Director

By	/s/ John McCloskey /s/
	Name:	John McCloskey
	Title:	Managing Director

Credit Agreement — Cox Enterprises, Inc.

DEUTSCHE BANK AG NEW YORK BRANCH
By	/s/ Yvonne Tilden /s/
	Name:	Yvonne Tilden
	Title:	Vice President

By	/s/ Stefan Freckmann /s/
	Name:	Stefan Freckmann
	Title:	Assistant Vice President

MIZUHO CORPORATE BANK, LTD.
By	/s/ Raymond Ventura /s/
	Name:	Raymond Ventura
	Title:	Deputy General Manager

THE ROYAL BANK OF SCOTLAND plc
By	/s/ Andrew Wynn /s/
	Name:	Andrew Wynn
	Title:	Managing Director

SUMITOMO MUTSUI BANKING CORPORATION
By	/s/ Yoshihiro Hyakutome /s/
	Name:	Yoshihiro Hyakutome
	Title:	Joint General Manager

SUNTRUST BANK
By	/s/ Thomas C. Palmer /s/
	Name:	Thomas C. Palmer
	Title:	Managing Director

Credit Agreement — Cox Enterprises, Inc.

THE BANK OF NEW YORK
By	/s/ Laura Neenan /s/
	Name:	Laura Neenan
	Title:	Vice President

UBS LOAN FINANCE LLC
By	/s/ Richard Tavrow /s/
	Name:	Richard Tavrow
	Title:	Director

By	/s/ Irja R. Otsa /s/
	Name:	Irja R. Otsa
	Title:	Associate Director

BNP PARIBAS
By	/s/ Nuala Marley /s/
	Name:	Nuala Marley
	Title:	Managing Director

By	/s/ Angela Arnold /s/
	Name:	Angela Arnold
	Title:	Director

BAYERISCHE LANDESBANK, CAYMAN ISLANDS BRANCH
By	/s/ Nikolai von Mengden /s/
	Name:	Nikolai von Mengden
	Title:	Senior Vice President

By	/s/ Norman McClave /s/
	Name:	Norman McClave
	Title:	First Vice President

Credit Agreement — Cox Enterprises, Inc.

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
By	/s/ Edward C.A. Forsberg, Jr. /s/
	Name:	Edward C.A. Forsberg, Jr.
	Title:	Senior Vice President & Manager

By	/s/ Nivedita Persaud /s/
	Name:	Nivedita Persaud
	Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By	/s/ Doreen Barr /s/
	Name:	Doreen Barr
	Title:	Vice President

By	/s/ Shaheen Malik /s/
	Name:	Shaheen Malik
	Title:	Associate

MERRILL LYNCH BANK USA
By	/s/ Louis Alder /s/
	Name:	Louis Alder
	Title:	Director

MORGAN STANLEY BANK
By	/s/ Daniel Twenge /s/
	Name:	Daniel Twenge
	Title:	Authorized Signatory

Credit Agreement — Cox Enterprises, Inc.

WILLIAM STREET COMMITMENT CORPORATION
By	/s/ Mark Walton /s/
	Name:	Mark Walton
	Title:	Assistant Vice President

REGIONS BANK
By	/s/ Steven L. Hipsman /s/
	Name:	Steven L. Hipsman
	Title:	Vice President

COMERICA BANK
By	/s/ Richard C. Hampson /s/
	Name:	Richard C. Hampson
	Title:	Vice President

FIFTH THIRD BANK
By	/s/ Brian J. Blomeke /s/
	Name:	Brian J. Blomeke
	Title:	Assistant Vice President

ING CAPITAL LLC
By	/s/ Loring Guessous /s/
	Name:	Loring Guessous
	Title:	Managing Director

Credit Agreement — Cox Enterprises, Inc.

LLOYDS TSB BANK plc
By	/s/ Mario Del Duca /s/
	Name:	Mario Del Duca
	Title:	Assistant Vice President

By	/s/ Deborah Carlson /s/
	Name:	Deborah Carlson
	Title:	VP & Manager - Business

WELLS FARGO BANK
By	/s/ Horace S. Jennings /s/
	Name:	Horace S. Jennings
	Title:	Vice President

FIRST HAWAIIAN BANK
By	/s/ Jeffrey N. Higashi /s/
	Name:	Jeffrey N. Higashi
	Title:	Vice President

THE NORTHERN TRUST COMPANY
By	/s/ Alex Nikolov /s/
	Name:	Alex Nikolov
	Title:	Second- Vice President

NATIONAL AUSTRALIA BANK LIMITED
By	/s/ Eduardo Salazar /s/
	Name:	Eduardo Salazar
	Title:	Senior Vice President

Credit Agreement — Cox Enterprises, Inc.